UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Arrow Financial Corporation
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250 Glen Street
Glens Falls, New York 12801

March 25, 2022

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders at 10:00 a.m. on May 4, 2022. Due to the public health and safety concerns related to the COVID-19 pandemic, the Company will host the Annual Meeting virtually via the Internet or by phone. Visit our website at arrowfinancial.com for more information.

As in the past, our meeting will begin with a review of all voting matters and then feature a short presentation on the Company. Additional details about the Annual Meeting and related voting instructions can be found in the following Notice of 2022 Annual Meeting of Shareholders and related Proxy Statement.

Arrow Financial Corporation delivered another year of strong financial results in 2021, with exceptional earnings, strong profitability ratios and asset growth to a record $4 billion, all while weathering a second year of pandemic-related issues. Record highs were achieved at year-end for total assets, equity and assets under management by Arrow's Wealth Management Division. Also in 2021, we declared four quarters of a cash dividend and an annual stock dividend.

Both of Arrow's banking subsidiaries, Glens Falls National Bank and Saratoga National Bank, maintained their BauerFinancial, Inc. 5-Star "Exceptional Performance" Bank ratings for the 14th and 12th consecutive years, respectively. Other awards during 2021 included the Raymond James Community Bankers Cup, which recognizes the top 10% of community banks using various profitability, efficiency and balance sheet metrics, and the Piper Sandler Sm-All Stars Class of 2021, which includes the top 35 banks and thrifts.

In addition to driving shareholder value, the Arrow Team advanced many continuous improvement initiatives with key investments in our Team, our branch network and our technology to position us for the future. We commend the Arrow Team for their stellar performance, commitment and dedication to our Company, our customers and our communities. Our measured and thoughtful approach keeps us focused on the long-term opportunities that will help us toward continued future financial success.

For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our attached proxy materials and Form 10-K Annual Report. Whether or not you plan to attend the virtual Annual Meeting this year, it is important to us that your shares are represented. We encourage you to vote your shares promptly, and in advance of the Annual Meeting. Thank you.

Sincerely,

/s/ Thomas L. Hoy        /s/ Thomas J. Murphy

Thomas L. Hoy            Thomas J. Murphy
Chairman of the Board        President and Chief Executive Officer

250 Glen Street
Glens Falls, New York 12801

NOTICE OF
2022 ANNUAL MEETING OF SHAREHOLDERS

March 25, 2022

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held on Wednesday, May 4, 2022, beginning at 10:00 a.m. EDT. Due to the public health and safety concerns related to the COVID-19 pandemic, the Company will host the Annual Meeting virtually via the Internet or by phone. Instructions on how to participate via the Internet, including how to demonstrate proof of stock ownership, are available at: www.proxyvote.com. Shareholders may vote and submit questions prior to attending the Annual Meeting via the Internet. Please see the Additional Voting Information section of this Proxy Statement for additional important information regarding the virtual Annual Meeting.

The Annual Meeting of Shareholders of Arrow Financial Corporation will consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.The election of four Class C Directors to three-year terms.

2.Advisory approval of our 2021 executive compensation (“Say on Pay”).

3.Approval of the Arrow Financial Corporation 2022 Long Term Incentive Plan to replace the existing similar plan.

4.Ratification of the selection of KPMG LLP as our independent auditor for 2022.

5.Any other business that may properly come before the 2022 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 10, 2022 will be entitled to vote at the 2022 Annual Meeting, or any adjournment or postponement thereof. Please see the Additional Voting Information section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2022 Annual Meeting, as your vote is important. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/Andrew Wise
Andrew J. Wise
Corporate Secretary

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (“Company”), a New York corporation, of proxies to be voted at the 2022 Annual Meeting of Shareholders (“Annual Meeting”) to be held virtually via the internet or by phone on May 4, 2022, at 10:00 a.m., or at any adjournment or postponement thereof.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of 2022 Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2021 (collectively, the “Proxy Materials”) is scheduled to begin on March 25, 2022, to shareholders of record as of the close of business on March 10, 2022. As of the record date, there were 16,000,580 shares of Company common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice Regarding the Availability of Proxy Materials or in the other Proxy Materials. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who previously requested electronic copies will receive them in that format.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Four Class C Directors to Three-Year Terms

Summary and Board Recommendation:

The Board of Directors is divided into three classes (A, B and C), with one class to be elected at each Annual Meeting of Shareholders for a term of three years. There are currently four Class A Directors, four Class B Directors, and four Class C Directors. Longtime Class B Director, Michael B. Clarke will retire at the Annual Meeting, having reached the mandatory retirement age of 75 established under our By-Laws. Effective at that time, the size of the Board of Directors will be changed from 12 to 11 members.

Item 1 at the Annual Meeting is the election of four Class C Directors to three-year terms expiring at the 2025 Annual Meeting of Shareholders and/or until their respective successors are elected and qualified. The Board has nominated for election Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy and Colin L. Read, PhD as Class C Directors.

All four nominees were unanimously recommended by the Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any Director or Director nominee and any other persons pursuant to which he or she was selected as a Director or nominee. None of the Directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) for the National Association of Securities Dealers, Inc. ("NASDAQ®") Stock Market, where the Company’s common stock is listed. This rule requires disclosure of agreements or arrangements between a Director and a third party related to the Director's service on the Board.

The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s Bylaws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•Vote Recommendation: Your Board recommends you vote “For” each of its four nominees: Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy, and Colin L. Read, PhD.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Directors, including incumbents. Director nominees are selected based upon the following criteria:

•Individual Strengths: The candidate’s knowledge, skill, experience and expertise
•Board Composition: The objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint, ethnicity, race, gender and other attributes
•Succession Planning: Balance among age groups from those who are in mid-career to those nearing or recently entered into retirement

Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics and/or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and his or her interest in the communities served by the Company. Other factors considered by the Governance Committee include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, his or her service record will be an important factor in evaluating the desirability of his or her continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from Management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting Director nominees for election and in filling Director vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees for the 2023 Annual Meeting” in the Additional Shareholder Information section.

Individual strengths and skills, diversity, experience, composition and succession planning are considered by the Governance Committee when identifying and approving new board candidates. The diversity composition of the Board is set forth in the following table:

Board Diversity Matrix as of March 10, 2022
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	10	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	9	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each continuing Director and Director nominee, all of whom are currently serving as Directors of the Company, including his or her areas of strength. No specific minimum qualification standards have been established.

Class C Nominees (terms expiring in 2025, if elected)

Tenée R. Casaccio, AIA
Ms. Casaccio, age 56, has been a Director of the Company since January 2014, a Director of the Company's subsidiary bank Glens Falls National Bank and Trust Company ("GFNB") since 2010 and this year became a Director of another Company subsidiary, Upstate Agency. Ms. Casaccio has served as President of JMZ Architects and Planners, PC, a nationally-certified Women Owned Business Enterprise located in Glens Falls, since 2009. She earned a Bachelor of Architecture degree from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the New York State business climate.

Gary C. Dake
Mr. Dake, age 61, has been a Director of the Company since 2003 and a Director of Saratoga National Bank and Trust Company ("SNB") since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

Thomas L. Hoy
Mr. Hoy, age 73, has been a Director of the Company since 1996, Chairman since 2004, a Director of GFNB since 1994 and Chairman of GFNB since 2004. He was President of the Company from 1996 to 2012, and CEO from 1997 until his retirement at the end of 2012. In addition, Mr. Hoy was President of GFNB from 1995 to 2011. Mr. Hoy’s more than four-decade career with our organization started in 1974 as a Management Trainee and included various roles in GFNB’s Trust and Investment Division. He also has served on the Federal Home Loan Bank of New York Board of Directors since 2011. Mr. Hoy holds a bachelor’s degree from Cornell University. His expertise in the banking, investment and financial services industries is of great value to the Company.

Colin L. Read, PhD
Mr. Read, age 62, has been a Director of the Company since 2013 and a Director of GFNB since 2010. Dr. Read teaches banking and finance as a tenured full professor in the State University of New York system. He was elected Mayor of Plattsburgh in 2016, serving from January 1, 2017 to January 1, 2021, after three years of service on the Clinton County Legislature. He is a published author, with various contributions to print, online and television media, as well as 12 books on global finance. Dr. Read has a PhD in Economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, and a master’s degree in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh area are key strengths.

Continuing Class A Directors (terms expiring in 2023)

Mark L. Behan
Mr. Behan, age 61, has been a Director of the Company since January 1, 2017 and a Director of GFNB since 2015. Mr. Behan founded Behan Communications Inc., in 1988; the company is a public affairs and strategic communications firm serving national and regional clients and is an adviser to chief executives in major businesses and non-profit organizations in the Capital Region of New York State. Mr. Behan is a director or trustee of several non-profit organizations. Mr. Behan is also a former newspaper executive with extensive knowledge of the economic, political and community issues of the Capital Region and the Adirondacks. He is a graduate of Colgate University.

Gregory J. Champion
Mr. Champion, age 67, has been a Director of the Company since May 5, 2021 and a Director of GFNB since April 2018. Mr. Champion brings over 28 years of legal experience, including advising both privately-held and publicly-traded companies on corporate governance matters and serving as corporate secretary of both privately-held and publicly-traded companies. Mr. Champion has a B.A. from St. Lawrence University and a J.D. (summa cum laude) from Syracuse University College of Law. Mr. Champion serves as Executive Vice President, Legal, for Syncromune, Inc., a startup company seeking to develop intratumoral immunotherapy treatment for metastatic cancer patients.

Elizabeth A. Miller
Ms. Miller, age 68, became a Director of the Company on January 1, 2017; she has been a Director of GFNB since 2015. Ms. Miller is President and CEO of Miller Mechanical Services, Inc., in Glens Falls and Chair of Doty Machine Works in Fort Edward. She holds bachelor’s and master’s degrees from the College of Saint Rose. Ms. Miller has a strong understanding of the community and its business base, particularly local manufacturing.

William L. Owens, Esq.
Mr. Owens, age 73, has been a Director of the Company and GFNB since 2015. Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from 2009 to 2014. Prior to his election to Congress, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, a Plattsburgh, New York law firm, where he practiced business and tax law for more than 30 years. In 2015, he rejoined the firm as a partner and resumed his role as Managing Partner in 2016. He also serves as Senior Advisor for Dentons (formerly McKenna Long & Aldridge, LLP), an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has a unique understanding of the North Country, and specifically the Plattsburgh market, and is a leading authority on U.S.-Canada trade issues.

Continuing Class B Directors (terms expiring in 2024 )

David G. Kruczlnicki
Mr. Kruczlnicki, age 69, has been a Director of the Company since 1989 and a Director of SNB since 2015. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki is President of a consulting firm that advises nonprofits on business planning and teaches at Siena College, Clarkson University Graduate School, and UNC/Chapel Hill. He was President and CEO of Glens Falls Hospital, a large regional medical center, from 1989 until his retirement in 2013. Mr. Kruczlnicki received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He also served on the boards of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as directorship experience from his service as a director of numerous private and regional organizations.

Thomas J. Murphy
Mr. Murphy, age 63, has been a Director of the Company since 2012 and a Director of GFNB since 2011. He has been CEO of the Company and GFNB since 2013. He became President of the Company and GFNB in 2012 and President of GFNB in 2011, and continues to serve in those positions. Mr. Murphy joined GFNB in 2004 as Manager of the Personal Trust Department after 16 years as a founding partner in CMJ, LLP, a Glens Falls certified public accounting firm. He served in a variety of banking, trust and corporate capacities prior to being appointed Presdient and CEO of the Company and GFNB. Mr. Murphy holds a bachelor’s degree in Business Administration from Siena College. In January 2021, Mr. Murphy was elected as a Class A Director of the Federal Reserve Bank of New York, one of three Directors representing member banks in the Second District of the Federal Reserve System. His 24 years of public accounting experience, more than 17 years in various management positions with the Company and its subsidiaries and his service on the Board of the Federal Reserve Bank of New York provide valuable experience and expertise.

Raymond F. O’Conor
Mr. O'Conor, age 66, has been a Director of the Company since January 1, 2017, a Director of SNB since 1996 and Chairman of the SNB Board since 2001. He was a Senior Vice President of the Company from 2009 until his retirement in 2012 and also served as President and CEO of SNB from 1995 until his retirement at the end of 2012. Mr. O’Conor is also a published author and CEO of Saratoga County Capital Resource Corporation, a community development agency. He has extensive knowledge of community banking, and, more specifically, the Company, as a former member of the executive management team.

Director Compensation:

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is responsible for determining the compensation payable to Directors for their services. Amounts paid for service on subsidiary bank boards are considered by the Board in its periodic review of total Director compensation.

• Director Compensation for 2021
With respect to 2021 Director compensation, the Board determined at its October 2020 meeting to eliminate the payment of meeting fees in favor of an increased annual retainer. This decision reflects the Board's belief that the increased annual retainer will better reflect the time and efforts of the Directors in their service to the Company and was supported by the fact that most Directors had 100% attendance for the past several years, in part due to the availability of virtual meetings. This decision reflects a trend by the Company's peer banks as determined by the Compensation Committee based on input and research provided by management.

Therefore, beginning January 1, 2021 and until revised by the Arrow Board of Directors, we eliminated the payment of monthly meeting fees and increased the annual retainer. Based on our peer analysis and review with the Compensation Committee, the annual retainers to be paid to non-employee Directors for the calendar year 2021 are noted below, with increases explained in the narrative following:

2021 Director Compensation Table
Annual Retainer	Position
$25,000	Arrow Director
$25,000	GFNB Director
$22,500	SNB Director

$3,000	Member, Audit Committee
$2,000	Member, Compensation Committee
$2,000	Member, Governance Committee
$2,000	Member, NCIA Board and Wealth Management Committee
$2,500	Manager, Upstate Agency

$10,000	Chair, Audit Committee
$7,500	Chair, Compensation Committee
$7,500	Chair, Governance Committee
$7,500	Chair, Wealth Management Committee/NCIA

$10,000	Chair, Arrow Board
$10,000	Chair, GFNB Board
$10,000	Chair, SNB Board

Only non-Management Directors receive compensation for their services as Directors. Management Directors (those persons who are also officers) receive no additional compensation for their services as Directors. Therefore, Mr. Murphy, who is both a Director and an Executive Officer of the Company, received no Director compensation in 2021, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director. Directors receive a portion of their fees in shares of Company common stock in accordance with the Arrow Financial Corporation 2013 Directors' Stock Plan. In 2021, fees earned in such shares consisted of $12,500 of the Director’s basic annual retainer fee for serving as a Company Director, $12,500 of the Director’s basic annual retainer fee for serving as a Director of GFNB or $11,250 of the Director's basic annual retainer fee for serving as a Director of SNB, as well as 50% of the fees related to serving as Chair of the Board and serving on or chairing the various committees.

• Director Compensation for 2022
With respect to 2022 Director compensation, at its October 2021 meeting, the Arrow Board of Directors approved the following increases to Director retainer fees for 2022:

2022 Director Compensation Table
Annual Retainer	Position
$27,000	Arrow Director
$27,000	GFNB Director
$25,000	SNB Director

$4,000	Member, Audit Committee
$2,500	Member, Compensation Committee
$2,500	Member, Governance Committee
$2,500	Member, NCIA Board and Wealth Management Committee
$2,500	Manager, Upstate Agency

$10,000	Chair, Audit Committee
$10,000	Chair, Compensation Committee
$10,000	Chair, Governance Committee
$7,500	Chair, Wealth Management Committee/NCIA

$5,000	Lead Director
$10,000	Chair, Arrow Board
$10,000	Chair, GFNB Board
$10,000	Chair, SNB Board

•Directors' Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date, subject to certain limits set forth in such plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2021, no Directors elected to defer fees under the plan.

•Incentive Stock-Based Compensation
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan (“2013 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning Directors’ interests with those of our shareholders, as stock options only provide value to the holder if the Company’s stock price increases.

Historically, the Board has approved annual grants of a fixed number of stock options to non-Management Directors under the 2013 LTIP (and predecessor plans). These options typically vest ratably over a four-year period, subject to accelerated vesting in the event of a change-in-control of the Company. All Directors’ stock options granted under the 2013 LTIP have a maximum term of 10 years from the date of the grant and are exercisable only while the Director continues to serve in such capacity and, for a short period following termination of service. The Board may elect to accelerate the vesting of options on a case-by-case basis, to extend the period of post-termination exercisability up to the maximum term of the option and has most often elected to do so in practice. All options granted to Directors in 2021 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2021 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date.

In early 2021, the Board granted to each then-current non-Management Director who also was a Director in 2020, a standard annual incentive award for a fixed maximum number of stock options under the 2013 LTIP. The number and grant date value of all such options are listed in the “2021 Director Compensation Table” later in this section.

In early 2022, the Board granted to each eligible non-Management Director for their 2021 service a standard annual incentive award of stock options under the 2013 LTIP, generally subject to the usual terms and same maximum amount and downward adjustments, if any, as pertained to the 2021 grants described above.

Please see Voting Item 3 for a summary of the 2022 Long Term Incentive Plan, which we are requesting the shareholders approve at the Annual Meeting and which is substantially similar to the 2013 LTIP.

Stock Ownership Guidelines
In order to better align the interests of Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for non-Management Directors. Under these guidelines, each non-Management Director of the Company is expected to achieve, within five years following his or her election or appointment to the Board, and thereafter to maintain as long as he or she serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if and for so long as a non-Management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards previously or subsequently granted to the Director under the 2013 LTIP, predecessor plans or successor plans. The target ownership requirement for each non-Management Director is set by the Compensation Committee and Governance Commitee, and measured each year by the Governance Committee, using holdings valued as of the Company's Proxy Record Date each year. Common shares owned outright (including shares held jointly with a spouse) or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions.

As of December 31, 2021, each non-employee Director held the following aggregate number of shares: Behan 4,409 shares, Casaccio 15,433 shares, Champion 2,838 shares, Clarke 14,500 shares, Dake 38,195 shares, Hoy 211,657 shares, Kruczlnicki 47,779 shares, Miller 29,245 shares, O'Conor 45,065 shares, Owens 10,946 shares and Read 14,855 shares.

The Compensation Committee has determined that, as of March 11, 2021, the Company's last annual meeting record date, all non-Management Directors who have served on the Company's Board for at least five years have met the stock ownership guidelines. Management Directors are subject to a separate policy. For a description of those guidelines, see “Stock Ownership Policy” for Named Executive Officers in the Compensation Discussion and Analysis section.

2021 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2021. Management Directors (who, in 2021, consisted solely of Mr. Murphy) do not receive any compensation for service as Directors of the Company or either of its subsidiary banks. Compensation received in 2021 by Mr. Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2021 Director Compensation Total
Mark L. Behan	$27,000	$27,000	$4,850	$—	$—	$58,850
Tenée R. Casaccio	29,750	29,750	4,850	—	—	64,350
Gregory J. Champion	22,835	22,835	2,425			48,095
Michael B. Clarke (e)	27,500	27,500	4,850	—	—	59,850
Gary C. Dake	28,500	28,500	4,850	—	—	61,850
Thomas L. Hoy	35,000	35,000	4,850	—	—	74,850
David G. Kruczlnicki	29,000	29,000	4,850	—	2,299 (d)	65,149
Elizabeth A. Miller	27,500	27,500	4,850	—	—	59,850
Raymond F. O'Conor	28,750	28,750	4,850	—	—	62,350
William L. Owens	27,000	27,000	4,850	—	—	58,850
Colin L. Read	31,000	31,000	4,850	—	—	66,850
Richard J. Reisman (f)	8,959	8,959	4,850	—	3,552 (d)	26,320

(a)Represents the cash portion of Basic Annual Retainer and meeting fees relating to service on Boards and Committees.
(b)Represents that portion of each listed Director’s total 2021 Directors’ fees that were paid in shares of Company stock, in accordance with the 2013 Directors’ Stock Plan. For purposes of determining the number of shares of the Company’s common stock distributable to these Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. In 2021, the Directors received, as payment of that portion of their basic annual retainer fee regularly payable in such year in shares of Company stock and a quarterly distribution of shares at a per share price base on the closing price on the date of distribution. As of December 31, 2021, each non-employee Director held the following aggregate number of shares: Behan 4,409 shares, Casaccio 15,433 shares, Champion 2,838 shares, Clarke 14,500 shares, Dake 38,195 shares, Hoy 211,657 shares, Kruczlnicki 47,779 shares, Miller 29,245 shares, O'Conor 45,065 shares, Owens 10,946 shares and Read 14,855 shares.
(c)Stock options granted to Directors are valued in accordance with FASB ASC TOPIC 718. The stock options were granted January 27, 2021, at a per share exercise price of $28.69, the closing price of our common stock on the date of grant as restated for the 3% stock dividend distributed in September 24, 2021. Options vest ratably over a period of four years following the date of grant. As of December 31, 2021, each non-employee Director held the following aggregate number of vested stock options: Behan 1,655 options, Casaccio 5,227 options, Champion 0 options, Clarke 2,815 options, Dake 3,115 options, Hoy 6,468 options, Kruczlnicki 0 options, Miller 1,602 options, O'Conor 1,655 options, Owens 1,426 options and Read 1,980 options.
(d)Represents interest earned by the listed Director during 2021 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.
(e)In conjunction with his retirement and in recognition of Mr. Clarke's many years of service as a Director, the Board accelerated the vesting of his unvested stock options as of the date of his termination of service and extended the exercise period pursuant to which his options may be exercised to the full exercised period of ten years from the grant date.
(f)Dr. Reisman retired from the Board on May 5, 2021, and his director compensation is reflective of the term of his service as a director.

Voting Item 2 – Advisory Approval of Our 2021 Executive Compensation ("Say on Pay")

Summary and Board Recommendation:

Item 2 is a proposal to approve on an advisory basis the Company’s 2021 executive compensation (“Say on Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say on Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The Say on Pay advisory vote taken at the 2021 Annual Meeting of Shareholders was approved by shareholders. Approval of Say on Pay will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Company’s executive compensation, or Say on Pay.

Say on Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with shareholders. Please see the "Compensation Discussion and Analysis" section for more information on compensation decisions and practices. As noted in the "Compensation Discussion and Analysis" section, the Company takes a conservative and consistent approach to its executive compensation program. We believe the program ties executive compensation in an appropriate way to corporate and individual performance in order to drive Company growth and shareholder value. We also believe the compensation programs, in total, use responsible and reasonable methods to motivate, retain and reward the NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•Say on Pay: Following the frequency of Say on Pay advisory shareholder vote at the 2021 Annual Meeting of Shareholders, the Board determined its current intention to include an advisory vote, consistent with the 2017 frequency of Say on Pay advisory shareholder vote, on executive compensation every year in its Proxy Statement. This will provide annual feedback from shareholders on the Company's pay practices.
•Employment Agreements: Consistent with shareholder advisory guidance, the Company's executive employment agreements provide for change of control "double trigger" severance benefits upon a termination of employment without cause or by the executive for good reason by applying the applicable multiple of two to three times to the sum of base pay plus target bonus for the relevant year instead of applying the multiple to the executive average annual taxable compensation for the five-year period prior to the change of control.
•Conservative: Total executive compensation is conservative as compared to industry standards and the Company's peer group.
•Balanced: The Company's annual bonus plan is a balanced program based on quantitative and qualitative assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not fully achieved, individually or company-wide, based on either objective or subjective standards, or both, bonuses were materially reduced or not awarded at all, in some cases even if threshold levels of performance were in fact achieved.
•Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.

•Shareholder Aligned: Long-term equity-based incentives, such as stock option awards and restricted stock units ("RSUs"), recognize and encourage an alignment of executives' goals over the long term with those of the shareholders. Awards provide for vesting over a three- to four-year period, which may be incremental or cliff vesting. Stock option awards, even at the highest executive level, are generally modest. Exercise prices are determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.
•No Backdating or Reloading: The 2013 LTIP under which Company stock options are granted does not permit “backdating” or “reloading” of option grants. Downward repricing of our outstanding stock options is not permitted without shareholder approval.
•Ownership Requirements: NEOs are required to own specific amounts of our stock based on their annual salaries.
•No Tax Gross-Up: The Company does not have tax gross-up plans for NEOs.
•No Golden Parachutes: The Company does not have "golden parachutes" for NEOs; the top change-in-control payment is capped consistent with limits in the Internal Revenue Code so as to prevent the triggering of excess parachute taxes on the Company.

Voting Item 3 – Approval of the Arrow Financial Corporation 2022 Long Term Incentive Plan

Summary and Board Recommendation:

Item 3 is a proposal to approve the Arrow Financial Corporation 2022 Long Term Incentive Plan (“2022 LTIP” or the “Plan”), a new plan which, if approved by our shareholders, will succeed and replace the Company's current incentive stock plan, the 2013 Long Term Incentive Plan (“2013 LTIP”). The purpose of 2022 LTIP is to encourage those individuals who receive awards under the Plan to acquire and maintain an interest in our Common Stock and thus to have added incentive to work for the success of the Company and its stakeholders.

The description below addresses key elements of the proposed 2022 LTIP and describes each type of award authorized thereunder. The complete text of the 2022 LTIP is set forth in Annex A to this Proxy Statement. The following summary of the 2022 LTIP is subject to the provisions contained in the complete text.

The 2022 LTIP will authorize the grant of awards for up to 450,000 shares of common stock. This number of shares is subject to adjustment to reflect future stock dividends or stock splits, corporate mergers or reorganizations, or similar changes in shares of Company common stock generally. Like the 2013 LTIP, the 2022 LTIP provides for stock-based awards to employees, officers and non-Management Directors of the Company and its subsidiaries, as well as to other individuals rendering advisory or consulting services to the Company and its subsidiaries. Also like the 2013 LTIP, the 2022 LTIP will (i) authorize awards in the form of stock options, restricted stock, and restricted stock units (“RSUs”), and (ii) authorize the grant of performance units and performance shares, the vesting of which is contingent not only upon the award recipient continuing to provide service to the Company, but also upon the achievement of specified Company or individual performance goals over a period of time.

Stock-based compensatory awards of the type authorized under the 2022 Plan are generally considered to be effective in retaining the services of the recipients and in motivating them to work for the success of the Company by tying their overall compensation to long-term corporate performance and aligning their interests with those of our shareholders.

Approval of the 2022 LTIP will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

•Vote Recommendation: Your Board recommends you vote “For” the Arrow Financial Corporation 2022 Long Term Incentive Plan.

2022 LTIP Details

Plan Administration
The 2022 LTIP will be administered by the Compensation Committee, or a subcommittee or other delegate of the Compensation Committee, or by the Board with respect to grants of awards to Directors (the “Administrator”). All grants of awards under the 2022 LTIP will be made at the discretion of the Administrator, including the determination of those eligible persons who actually receive awards and the number, type and terms of awards they are to receive, consistent with the terms of the 2022 LTIP. All decisions made by the Administrator with respect to the 2022 LTIP, including the terms of grants awarded thereunder, will be final and binding.

Types of Awards and Eligibility
The 2022 LTIP authorizes the grant of (i) stock options to purchase shares of the Company's common stock, which may be either incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”), (ii) shares of restricted stock, (iii) RSUs, (iv) performance units, and (v) performance shares. The number of shares authorized for issuance under the 2022 LTIP (450,000) may be divided in any fashion among these various authorized awards, provided, however, that no more than 150,000 shares may be awarded in the form of restricted stock and/or RSUs, subject to adjustment in connection with any future dividends and stock splits, corporate mergers or reorganizations, or similar changes in shares of our Common Stock generally. All awards will be evidenced by an award agreement setting forth the terms and conditions of the award.

The 2022 LTIP provides for stock-based awards to employees, officers and non-Management Directors of the Company and its subsidiaries, as well as to other individuals rendering advisory or consulting services to the Company and its subsidiaries. As of February 1, 2022, approximately 347 employees, 159 officers, 15 non-Management Directors and no other individuals rendering advisory or consulting services would have been eligible to participate in the Plan.

Plan Expiration, Termination and Amendments
If approved by the shareholders of the Company, the term of the 2022 LTIP will extend until the tenth anniversary of the effective date of the registration statement related to the Common Stock to be issued under the Plan. Thereafter, no awards may be granted under the 2022 LTIP, although in accordance with the terms of such awards, outstanding options may still be exercised and outstanding awards may still vest. The Board may terminate the 2022 LTIP at any time, for any reason. The Board also may amend the 2022 LTIP at any time, although any material amendment thereto, such as an increase in the number of shares available for issuance under the plan, must be approved by the shareholders, as provided under applicable law and regulation.

Incentive Stock Options (“ISOs”)
The 2022 LTIP provides for the grant of ISOs as defined in Section 422 of the Internal Revenue Code. ISOs may only be granted to officers and employees of the Company and its subsidiaries. An ISO often entails preferential tax treatment, as compared to NQSOs (as defined below). An individual exercising an ISO generally is not subject to federal income taxation upon exercise (unless alternative minimum tax considerations apply), whereas an individual exercising a NQSO generally is subject to federal income taxation upon exercise. Similarly, the Company will not recognize taxable compensation expense upon exercise of ISOs, but generally will recognize taxable compensation expense upon exercise of NQSOs.

Under the terms of the 2022 LTIP and applicable tax law, the exercise price per share for ISOs may not be less than the fair market value of the shares – basically, the market price of the Company's common stock on the date of grant. An ISO may be exercised only during an exercise period established by the Compensation Committee upon grant. Under the 2022 LTIP and applicable tax law, this exercise period may not begin earlier than one year after the date of grant and must end not later than ten years after the date of grant. Historically, in granting ISOs, the Compensation Committee has established staggered vesting dates – that is, the options become exercisable in 25% increments over the first four anniversaries of the date of grant. The Compensation Committee may, but need not, follow a similar approach under the 2022 LTIP. The Compensation Committee will typically provide upon grant that the exercisability, or vesting, of ISOs will be accelerated in the event of certain extraordinary occurrences, such as a change of control of the Company. Under the 2022 LTIP and applicable tax law, ISOs may be exercised up to but not after the date that is three months from the date the holder's employment terminates, except in the case of death or disability, where the grace period for exercise may be extended.

If an officer or employee exercising an ISO is to receive favorable federal income tax treatment, he or she may not sell the shares received upon exercise until the later of (i) one year after the date of exercise or (ii) two years after the date of grant. A sale within this holding period will result in the loss of such favorable tax treatment.

Full payment for shares acquired upon exercise of an ISO must be made at the time of exercise. Payment may be made (i) in cash, (ii) by surrender of shares of common stock of the Company previously owned by such person, valued at their fair market value on the date of exercise, or (iii) by cashless exercise, or in any combination of these methods.

There are certain quantity limitations on the number of ISOs first exercisable in any one calendar year that may be granted to a single officer or employee.

Nonqualified Stock Options (“NQSOs”)
The 2022 LTIP also provides for the grant of NQSOs. Unlike ISOs, NQSOs are not subject to any restrictions under federal tax law, but are limited only by the terms of the plan and applicable award agreement. NQSOs may be granted to officers, employees, non-Management Directors of the Company and its subsidiaries, and consultants.

Generally, the 2022 LTIP imposes many of the same limitations on NQSOs that apply to ISOs. First, exercisability (i.e., vesting) of an NQSO, like that of an ISO, may not be earlier than one year after the date of grant and NQSOs may not be exercised more than ten years after the date of grant. Like ISOs, the exercisability, or vesting, of NQSOs will typically be accelerated in the event of a change of control of the Company and may be accelerated in the event of certain other extraordinary occurrences, as determined by the Administrator. The limitations on exercise of an NQSO following termination of service by the recipient are substantially the same as the limitations applicable to ISOs (although in the case of retirement of the option recipient, an NQSO may be exercised up to twelve months after retirement, as compared to three months in the case of an ISO). Also, the provisions in the 2022 LTIP specifying the manner of exercise for NQSOs are identical to the comparable provisions for ISOs. Like ISOs, the exercise price per share for NQSOs may not be less than the fair market value of the shares on the date of grant. The individual exercising an NQSO is subject to federal income taxation upon exercise.

One difference between NQSOs and ISOs is that, under applicable tax law and the terms of the 2022 LTIP, NQSOs may be transferable by the recipient prior to exercise under certain circumstances, if the Administrator so provides upon grant.

Reload Options, Backdating and Forward-dating Not Allowed; Repricing Allowed Only with Shareholder Approval
Under the 2022 LTIP, the Administrator may not grant or approve reload options or backdated or forward-dated option grants. A “reload” option is a new option granted to an individual when that individual exercises a previously received “old” option by way of a stock-for-stock exercise – that is, by surrendering shares of stock already owned by the holder to the Company as payment of the exercise price of the old option. The 2022 LTIP also specifically prohibits backdating or forward-dating of option grants. Under the 2022 LTIP, the date of grant of any option will be the date that the Administrator approves the grant in a meeting duly called and held, or if not at such a meeting, by the written consent of the members of the Compensation Committee or Board.

In addition, without the approval of the Company's shareholders, no options granted under the 2022 LTIP may be subsequently repriced to a new lower exercise price, whether achieved by an amendment to previously granted options or by cancellation of previously granted options and simultaneous re-grants of lower-priced options.

Restricted Stock and Restricted Stock Units
The 2022 LTIP authorizes the grant of restricted stock and RSUs, as did the 2013 LTIP. Beginning in January 2018, and annually thereafter, RSUs have been granted to our Chief Executive Officer under the 2013 LTIP. Such RSUs vest 100% after 3 years of service and are settled over a 10-year period beginning one year after his retirement. To date, no other RSUs or restricted stock has been granted under the 2013 LTIP.

Restricted stock consists of shares of the Company's common stock granted to eligible recipients that are non-transferable and subject to forfeiture by the recipient until the shares vest some period of time after the date of grant; if the recipient leaves the service of the Company before the shares vest, they are forfeited. RSUs are similar to restricted stock, except that an award of RSUs constitutes the right to receive shares of common stock at some future date or dates, provided the award has vested on or before such earlier date or dates (i.e., the units may vest before the shares subject thereto are deliverable). If the recipient's service terminates prior to vesting, the units (and the shares) will be forfeited. The maximum number of shares that may be granted under the 2022 LTIP in the form of restricted stock or RSUs is 150,000, subject to adjustment in connection with any future dividends and stock splits, corporate mergers or reorganizations, or similar changes in shares of Company common stock generally.

Under the 2022 LTIP, the minimum vesting period for restricted stock or RSUs is one year for the first third of the award, two years for the second third of the award, and three years for the final third of the award, with the vesting schedules to be determined by the Administrator on a case-by-case basis upon grant, provided, however, that the Administrator may grant restricted stock or RSUs having a vesting period of less than the schedule described above for an aggregate number of shares not exceeding 5% of the maximum number of shares subject to awards of restricted stock or RSUs under the plan. Upon grant of RSUs, the Administrator will also determine, in addition to the vesting date(s) of the units, the delivery date(s) of the shares subject to such units (which may be identical to or later than, but may not be earlier than, such vesting dates). Any period of time between vesting and delivery will typically be not less than one year or more than ten years. If so determined upon grant, the vesting period of restricted stock or RSUs will be accelerated in the event of certain extraordinary occurrences, which are likely to include the death, disability or retirement of the award recipient or a change of control of the Company.

Typically, restricted stock and RSUs are granted at no purchase price. Under the 2022 LTIP, recipients of restricted stock will receive the right to vote the shares immediately upon grant, as well as the right to receive cash dividends and distributions declared and paid on our Common Stock (or payments in cash equivalent to such dividends or distributions) from the date of grant. Recipients of RSUs will have no voting rights for the shares subject to the units until the date of delivery of the shares, but will have the right to receive cash dividends and distributions declared and paid on our Common Stock (or payments in cash equivalent to such dividends or distributions) from the date of grant, if they are employed on the dividend payment date.

A recipient of restricted stock or RSUs will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, generally, the recipient of restricted stock will have ordinary income at the time of vesting equal to the fair market value of the shares vesting minus any amount paid for the shares, and the recipient of RSUs will have ordinary income at the time of delivery of the shares subject to the unit, equal to the fair market value of the shares thus delivered. The Company generally will recognize compensation expense for tax purposes at the same time the recipient of restricted stock or RSUs recognizes ordinary income, in the same amount.

Performance Units and Performance Shares
Like the 2013 LTIP, the 2022 LTIP authorizes the grant of performance awards. The Administrator has no present intention of granting performance awards in the near-term but has the authority to do so if it so deems appropriate. A performance award may be either an award of performance units or performance shares, pursuant to which, upon the satisfaction of predetermined Company or individual performance goals over a stated performance period, cash or shares of Company common stock, or a combination thereof, shall be paid or payable to the holder in accordance with the award agreement. The Administrator will have complete discretion in determining the number of performance awards, if any, that may be granted to an eligible participant; whether such awards, if granted, will be performance units or performance shares; and the terms and conditions applicable to each such performance award. After the grant of a performance award, the Administrator, in its sole discretion, may alter, reduce or, in exceptional circumstances, waive any performance goals for a particular performance award, where such waiver is deemed to be in the best interests of the Company and its shareholders.

Any award of performance units granted under the 2022 LTIP will have an initial dollar value ascribed to it, as established by the Administrator on or before the date of grant, and will relate to a specific number of shares of Company common stock, as established by the Administrator on or before the date of grant. Performance awards, if ultimately determined to be payable, shall be payable in the form of cash or shares of Company common stock, valued at the fair market value of the common stock on the date of determination, or a combination thereof, in accordance with the award agreement.

In order to be entitled to receive payment of a performance award, in addition to the satisfaction of the applicable performance goals, the holder of the award must continue in the service of the Company or its subsidiaries for a specified period of time established in connection with the grant (the “Vesting Period”), which generally will not be less than the performance period but may extend beyond the performance period. The award will not be deemed to be vested until expiration of the Vesting Period and if the holder’s service with the Company or its subsidiaries terminates before expiration of the Vesting Period, the award will be forfeited. Notwithstanding the foregoing, the Administrator may determine, in connection with any grant of a performance award, that in the event the service of the holder with the Company or its subsidiaries should terminate before expiration of the Vesting Period, the vesting of such award may be accelerated, at the discretion of the Administrator exercised before, on, or within a short period of time after, such termination, with the result that payment of an amount under the award to the holder may be permitted, if under the particular circumstances the Administrator determines that such acceleration is justified, as being in the best interests of the Company and its shareholders. Absent such accelerating early termination of service by the holder prior to the end of the performance period or any longer applicable vesting period will result in forfeiture of the award. The award is also subject to forfeiture if and to the extent that applicable performance goals are not met.

The holder of a performance award shall not have the right to vote or to receive any dividends or distributions with respect to any shares of our Common Stock underlying the award until some or all the shares subject thereto or payable as a result thereof have been issued and paid to the holder. Payment of a performance award may be subject to withholding and other taxes.

A recipient of performance shares or performance units will not have taxable income upon the grant unless, in the case of performance shares, he or she elects to be taxed at that time. Instead, generally, the recipient of performance shares will have ordinary income at the later of the time of vesting or the time applicable performance goals are met, minus any amount paid for the shares, and the recipient of performance units will have ordinary income at the time of delivery of the shares subject to the unit, equal to the fair market value of the shares thus delivered. The Company generally will recognize compensation expense for tax purposes at the same time the recipient of performance stock or performance units recognizes ordinary income, in the same amount.

New Plan Benefits
The amount, type and timing of awards granted under the 2022 LTIP are determined in the sole discretion of the Administrator and cannot be determined in advance. The benefits and amounts that will be received by individual officers, non-Management Directors of the Company or its subsidiaries, and employees under the 2022 LTIP are not presently determinable. All grants are discretionary. Information regarding our recent equity grant practices is described elsewhere in this Proxy Statement.

Voting Item 4 – Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2022

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although Company Bylaws do not require the selection of the independent registered public accounting firm be submitted to shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote, but they may take it into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2022.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2021 and 2020, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2021	2020
Audit Fees	$545,500	$617,870
Audit-Related Fees	—	—
Tax Fees	96,700	104,100
All Other Fees	—	—
Total Fees	$642,200	$721,970

Audit Committee Report

Each member of the Audit Committee qualifies as independent under both the NASDAQ standards for independent directors and the more rigorous Securities and Exchange Commission (“SEC”) standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board and is reviewed annually by the Committee. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com/corporate/governance.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. KPMG reports directly to the Audit Committee, and they meet on a regular basis. The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, and has discussed with KPMG the matters required to be discussed by professional standards. Based on this review and discussion, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2022 and the scope of its work. The Audit Committee has also discussed with KPMG the firm’s assessment of the Company’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, “Communications with Audit Committees.” The Audit Committee has received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with its independence.

Colin L. Read, Chair
Michael B. Clarke David G. Kruczlnicki
Elizabeth A. Miller Gregory J. Champion

Corporate Governance

The Board’s Corporate Governance Guidelines provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company is managed under the direction and oversight of the Board. The Board appoints the CEO, who is responsible for the day-to-day operation of the Company. The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders.

At least once each year, the Board will review the Company’s long-term strategic plans and future key issues. The Lead Director is elected every other year by the independent Directors of the Company to serve as a liaison between the Board Chair and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. The Company believes that a diverse Board advances the Company's interests by providing a variety of perspectives on important matters and improving our service to our communities. The Company has had a longstanding commitment to board diversity and currently exceeds Nasdaq diversity requirements. Please see our Board Diversity Matrix included in Voting Item 1 which starts on page 1 of this Proxy Statement for more detail on our current Board profile. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board’s membership is divided into three classes, as equal in number as possible given the number of Directors. One class is elected each year by the Company’s shareholders to a term of three years. The Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules described below under the heading “Shareholder Submissions of Director Nominees for the 2023 Annual Meeting” in the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, its subsidiary banks’ boards and committees on which the Director serves, as applicable. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insights into the Company and its operations typically expand and deepen over time. When evaluating whether incumbent Directors should be renominated, the Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, the same general qualities and attributes, such as suitability, character, general experience and background that it applies to new candidates for Director. Additionally, the Company’s Bylaws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, the Board leadership structure separates the roles of Chairman and CEO. Mr. Hoy, the Company's former CEO who retired in 2012, serves as Chairman due to his longstanding experience with the Company, along with his strong leadership capability and banking expertise. Mr. Murphy, the Company's President and CEO, is the only member of the Board who is also an employee of the Company. The Board continues to believe this structure is in the best interest of the Company.

The Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ general independence guidelines. Every other year, under the Corporate Governance Guidelines, independent Directors, acting as a group, elect one of their own to serve as Lead Director. The Lead Director chairs the Board’s Executive Sessions, discussed further in “Board Committees” later in this section. The Lead Director also serves as a liaison between the Chair and the independent Directors. Mr. Owens began serving as Lead Director at the 2017 Annual Meeting. We believe that oversight by the Lead Director, combined with the Company’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for the Company and shareholders.

Board Committees:

The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ and SEC requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership
The Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of NASDAQ and the SEC for service on such committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of the three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
Mark L. Behan		X
Gregory J. Champion	X		X
Michael B. Clarke (a)	X	X
Gary C. Dake		X	Chair
David G. Kruczlnicki	X	Chair
Elizabeth A. Miller	X		X
William L. Owens		X	X
Colin L. Read	Chair		X

(a) Mr. Clarke's committee membership will terminate upon his retirement from the Board at the Annual Meeting.

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the Committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the Committee. Each has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Committee Descriptions
A description of each of the three standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Dr. Read is Chair of the Audit Committee; he has served in this role since the beginning of 2020. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or business entity in which the Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met four times in 2021, and all then-serving members attended each of these committee meetings. For additional information, see the Audit Committee Report section.

•Compensation Committee: Mr. Kruczlnicki is Chair of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering the Company's Executive Officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its subsidiary banks, and committees thereof. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met two times in 2021, all then-serving members attended these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•Governance Committee: Mr. Dake is the Chair of the Governance Committee; he has served in this role since 2017. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies concerning corporate governance; reviewing annually and reporting to the Board regarding the independence of Company Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of the Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for Directors, Executive Officers and employees and with respect to the Company's committee charters; and reviewing Director training initiatives. The Governance Committee met three times in 2021, and all then-serving members attended each of these meetings.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the Committee is not authorized pursuant to the Bylaws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to the Bylaws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair and Chairs of the three Board

Committees. In 2021, the Executive Committee did not hold any meetings since all matters were able to be addressed during meetings of the full Board and/or its standing committees.

Executive Session
In addition to regular Board and committee meetings, Directors meeting the general independence test under NASDAQ meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current members of Management are in attendance during these sessions, which are chaired by the Lead Director. Generally, the Lead Director will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the expectation of confidentiality that characterize Executive Sessions, typically official records are not maintained during the Executive Sessions unless a binding corporate decision or action is taken. The independent Directors held three Executive Sessions in 2021.

Attendance
In 2021, the Board had four regularly scheduled meetings, one special Board meeting and nine separate committee meetings. There was 100% attendance at all Board meetings, and all then-current Board members met the requirements of Item 402(b) of the SEC’s Regulation S-K by attending more than 75% of the meetings to which they were invited. Seven of the twelve then-current Directors attended the 2021 Annual Meeting of Shareholders.

Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its subsidiary banks. The Business Code of Ethics addresses a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the Company’s CEO, Chief Financial Officer ("CFO"), principal accounting officer, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct established under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com on the “Corporate Governance” page. The Company intends to post on that page any substantive amendment to, or waiver granted from, the Financial Code of Ethics or Business Code of Ethics that relates to any element of such code enumerated in Item 406(b) of Regulation S-K within four business days of such amendment or waiver.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

Under the NASDAQ listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board has determined that the following Company Directors currently meet this requirement: Behan, Champion, Clarke, Dake, Hoy, Kruczlnicki, Miller, O'Conor, Owens and Read. Director Murphy is not independent due to his position as the Company President and CEO. Director Casoccio is not independent for the reasons noted below.

In making its independence determinations for individual Directors, the Board considers transactions and relationships between (i) the Company and its subsidiaries, and (ii) the Director and/or his or her immediate family or any businesses he or she controls. The Board considers the objective tests for Director independence set forth in the NASDAQ listing standards and other regulatory guidelines for such transactions and relationships, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify such Director under applicable regulatory guidelines. In its review of Director independence at year-end 2021, the Board considered the following 2021 transactions between the Company and the following individual Directors:

•Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project is ongoing, and in 2021 payments to JMZ totaled approximately $219,000. Given the level of payments to JMZ, Ms. Casaccio will not be deemed to be an independent director and will not serve on any of the Board’s committees. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2021, the Company's subsidiary banks made approximately $163,000 in payments to Stewart’s for rent and incidentals for leased space at market rates and other immaterial purchases. This amount is less than 0.01% of the annual gross revenue of Stewart’s, which exceeds $2 billion. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Stewart’s and Mr. Dake did not compromise his independence. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Owens is Managing Partner at the law firm of Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC (“Stafford Owens”). During 2021, the Company’s subsidiary bank GFNB made $1,080 in payments to Stafford Owens for legal services rendered by the firm to or on behalf of GFNB. Additionally, Stafford Owens received approximately $46,370 in total payments from certain GFNB loan customers in connection with its representation of GFNB at loan closings. The Board determined that the total payments received by Stafford Owens from all sources in connection with the firm's representation of GFNB in 2021 were well below the objective limits for general Director independence set forth in the NASDAQ listing standards and the relationship did not compromise Mr. Owen's independence.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2021. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except Director Dake (see “Related Party Transactions” later in this section).

In addition to meeting NASDAQ general independence standards applicable to Directors, the Directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements, some of which may be more rigorous than the general standards. The Board has determined that Directors Champion, Clarke, Kruczlnicki, Miller and Read, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Clarke, Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Mr. Clarke will no longer serve on any Company committees following his retirement at the Annual Meeting. Further, the Board has determined that Directors Behan, Clarke, Dake, Kruczlnicki and Owens, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ and the SEC for Compensation Committee members.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve certain transactions or relationships between the Company and its “related parties,” including Directors and Executive Officers, as well as their immediate family members and controlled companies, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from the Company's subsidiary banks to Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O.

2021 Transactions with Related Parties
During 2021, several Directors and Executive Officers and/or their related parties had outstanding loans from one or both of the Company's subsidiary banks in amounts of $120,000 or more. All such loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2021, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

A summary of the transactions in 2021 between the Company and a related party that involved an aggregate dollar amount in excess of $120,000 follows.

Under multi-year lease agreements between the Company’s subsidiary banks and Stewart’s, a private company that owns and operates a regional chain of convenience stores, in 2021 the banks operated five bank offices (three GFNB and two SNB) in premises owned by Stewart’s in which Stewart’s convenience stores are also located. Mr. Dake is the President of Stewart’s. The Company paid rent and incidental expenses to Stewart’s under these leases in the total amount of approximately $163,000 during 2021. This amount is approximately 0.01% of the annual gross revenue of Stewart's, which exceeds $2 billion. One GFNB lease currently has a twenty-year term, with renewal options for two additional ten-year terms. A second GFNB lease has an original duration of five years, with a renewal option for two additional five-year terms. Both SNB leases were for 1 year, expired in September 2021 and were not renewed. All bank offices are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable from the Company’s perspective than could be obtained by it from a non-related party for comparable premises in an arms-length transaction.

Ms. Casaccio is President and part-owner of JMZ, an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project has continued, and in 2021 payments to JMZ totaled approximately $219,000. The terms of the engagement from GFNB’s perspective were no less favorable than terms the Company could have obtained from a non-related party for comparable services in an arms-length transaction.

Board Risk Oversight:

The Board has responsibility for the oversight of risk management within the Company. The Board and its committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure. In particular, since the outbreak of COVID-19 in early 2020, the Board has been closely monitoring the operational, financial and strategic risks associated with the pandemic. The Board has received regular reports from Management regarding the pandemic, including emerging variants, its impact on the Company, and the Company’s response. The goals of this response include mitigation of risk to the Company, protection of the health of Company employees, customers and communities, and continuation of the Company’s strategic objectives in an evolving marketplace.

The Board Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

a.Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

b.Compensation Committee: Reviews all aspects of the compensation paid to Executive Officers, Directors and employees in general. The Committee assesses the ways, if any, in which any aspect of its executive compensation program may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks.
c.Governance Committee: Focuses on the management of risks associated with Board organization, membership and structure, through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning corporate governance and the Board’s performance.

In addition to these Board Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. It is based on principles in the "Enterprise Risk Management – Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and other regulatory guidance. The Board receives periodic reports from the ERM Committee, which is chaired by the Director of Compliance and Risk ("DoCR") and includes senior and other designated managers as appropriate. The DoCR's primary function is to oversee risk management as well as regulatory and compliance requirements. The DoCR reports directly to the Company President and CEO. Arrow employs an in depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. The Company employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Arrow has implemented and regularly reviews and updates extensive systems of internal controls and procedures as well as corporate governance policies and procedures intended to protect its business operations, including the security and privacy of all confidential customer information.

Environmental, Social and Governance Practices:

Corporate responsibility and sustainability play an important role in our business, operating strategies and long-term value creation for our stockholders, customers and team members. We believe that environmental, social and governance (ESG) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. We recognize the importance of ESG considerations and are firmly committed to conducting business in a responsible manner.

Environmentally, Arrow is dedicated to conserving natural resources and complying with environmental regulations. The steps we have taken to help promote environmentally responsible corporate citizenship include:

•Provide and encourage digital banking options
•Provide and encourage paperless statements
•Branch renovations incorporate energy-saving features such as interior and exterior LED lighting and energy-efficient plumbing in 40% of our branch network
•Our Glens Falls, New York, headquarters renovation of 76,000 square feet of office space will feature the above, as well as motion-activated lighting for offices; significant improvements to exterior wall and roof insulation; new HVAC systems with higher efficiency, meeting modern fresh-air and ventilation requirements; energy-efficient windows and entry doors; low-VOC materials; a separate tie-in to the city stormwater and sewer system to bypass the municipal treatment of rainwater collected off the building; and a portion of the roof will include green plantings
•Emissions reduction via remote work and video conferencing for large segments of employees

Socially, Arrow is proud of its many contributions to its employees, customers and communities, including meeting financial needs of the low- to moderate-income population, providing professional development and holistic support of its Team, and giving back to its communities in dollars and volunteer hours. Arrow is also working on many ways to demonstrate the value of differences, particularly around diversity, equity, inclusion and belonging (“DEIB”).

Steps taken include:

•Longstanding dedication to diversity on Arrow’s Board of Directors, exceeding Nasdaq requirements
•Professional development, wellness and mental health services to its employees through the HR Department, as well as through outside Employee Assistance Program (EAP) contracted services
•Ongoing outreach to measure employee engagement
•Two years of special pandemic bonuses for all employees
•Annual engagement with a third party to assess diversity within its employee base and support for setting and tracking of goals to encourage the advancement of minorities, women, veterans and persons with disabilities
•Incorporation of inclusion and belonging into its HR policies, practices and programs
•Upcoming DEIB educational series for the Arrow Team as well as the development of a group of stakeholders to guide further initiatives

•Extensive pandemic-related support to customers in need, including loan deferrals and over 2,400 Paycheck Protection Program (PPP) loans
•Lending program to facilitate first-time home ownership
•Bank On-certified checking product with no overdraft fees
•Recognized by Rivel as a top-in-state pandemic performer based on customer feedback
•Partnership with numerous organizations to meet the financial needs of the low- to moderate-income population
•More than $670,000 and 7,700 hours donated to its communities in 2021 in support of arts and culture, child care, economic and workforce development, emergency assistance, food security, financial literacy, mental and physical health, safe and affordable housing, transportation and more.
•62% of donated dollars and 44% of hours are Community Reinvestment Act-qualified
•Prioritization of donations to organizations that make it their mission to provide affordable homeownership, environmental or sustainable activities and programming, economic empowerment, health and human services, and social progress

Finally, Arrow believes that strong corporate governance is the foundation to delivering on its commitments to stakeholders. Arrow adheres to a comprehensive governance program, which is described in further detail throughout this Proxy Statement.

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent generally to the Company or the Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any such shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to the Board, to an individual Director or Directors, or to a particular committee of the Board by directing such communication either by email to corporatesecretary@arrowbank.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If a shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Company's Named Executive Officers for 2021, reflecting, with respect to Messrs. Campanella, DeMarco, Kaiser and Wise, promotions effective in February 2022, were Thomas J. Murphy, President and CEO; Edward J. Campanella, Senior Executive Vice President, Treasurer and CFO; David S. DeMarco, Senior Executive Vice President and Chief Banking Officer ("CBO"); David D. Kaiser, Senior Executive Vice President and Chief Credit Officer ("CCO"); and Andrew J. Wise, Senior Executive Vice President and Chief Operating Officer ("COO").

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of March 10, 2022, the record date for the 2022 Annual Meeting, for each Director, Director nominee and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the record date through the exercise of any option, RSU, warrant or right. There were 16,000,580 shares of the Company's common stock outstanding as of that date.

Name	Number of Shares Owned (a)		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (b)
Mark L. Behan	4,616		2,732	7,348	*
Edward J. Campanella	1,133		10,289	11,422	*
Tenée R. Casaccio	15,749		6,304	22,053	*
Gregory J. Champion	3,141		128	3,269	*
Michael B. Clarke	14,712	(c)	3,892	18,604	*
Gary C. Dake	38,795		3,892	42,687	*
David S. DeMarco	32,417		19,459	51,876	*
Thomas L. Hoy	210,417	(d)	7,545	217,962	1.36%
David D. Kaiser	19,626	(e)	28,478	48,104	*
David G. Kruczlnicki	48,011		1,077	49,088	*
Elizabeth A. Miller	29,548	(f)	2,626	32,174	*
Thomas J. Murphy	62,525		10,774	73,299	*
Raymond F. O’Conor	45,283		2,732	48,015	*
William L. Owens	11,171		2,477	13,648	*
Colin L. Read	15,179		3,057	18,236	*
Andrew J. Wise	3,921		8,988	12,909	*
Total Shares of Directors, Director Nominee and Executive Officers as a Group (16 people)	556,244		114,450	670,694	4.19%

(a)The Company has rounded partial share holdings for purposes of the table data.
(b)The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.
(c)Includes 12,560 shares held directly by Director Clarke’s wife in a revocable trust.
(d)Includes 5,686 shares held directly by Director Hoy’s wife and 3,114 shares held by Director Hoy’s wife in an individual retirement account.
(e)Includes 2,966 shares held in the Kaiser Family Trust.
(f)Includes 5,512 shares held in the Miller Family Partnership, L.P.

5% Shareholders:
The following table sets forth the beneficial ownership of the Company’s common stock as of March 10, 2022, the record date for the 2022 Annual Meeting, by the holder known by us to be a beneficial owner of more than 5% of the outstanding shares of the Company's common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,120,558	(a)	7.00%	(b)

(a)The listed number of shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 12 filed by BlackRock on February 1, 2022 with the SEC. In that schedule, BlackRock reported that as of December 31, 2021, it had sole dispositive power over all such shares and the sole voting power with respect to 1,091,964 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.
(b)Percentage based on 16,000,580 shares of the Company's common stock outstanding on March 10, 2022.

The Company's subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Wealth Management departments, including, in the case of GFNB, as trustee of the Company's Employee Stock Ownership Plan (“ESOP”), held between them 1,826,865 shares of the Company's common stock, or 11.42% of the total shares outstanding and entitled to vote on the record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of the Company's common stock outstanding and entitled to vote on the record date.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer compensation philosophies, programs, process, decisions, and other relevant information. It is organized as follows:

•Overview
•Philosophy and Program
•Process
•Decisions
•Other

Overview:

The following section provides an overview of our business, 2021 performance, and our key compensation actions.
Business Environment and Performance
Arrow Financial Corporation delivered another year of strong financial results in 2021 with exceptional earnings, strong profitability ratios and asset growth to a record $4 billion, all while weathering a second year of pandemic-related issues.

We continued to monitor the impact of the pandemic variants and all the challenges they present on our business and operations and the health and safety of our employees and customers are at the forefront of related decisions. In 2021, Arrow assisted customers through the second round of Small Business Administration PPP loans, with the first round of loans already forgiven. As of December 31, 2021, $43.6 million of the total $234.2 million PPP loans funded were outstanding.

Throughout the COVID-related challenges, we remained committed to continuous improvement and meaningful contributions to our customers, employees, shareholders and the communities we serve. Our measured and thoughtful approach keeps us focused on long-term opportunities that will help us advance toward continued future financial success. Arrow’s conservative business model emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Although we slightly underperformed comparable community bank benchmarks for shareholder return performance at the one-year and three-year comparison, our five-year shareholder returns exceeded the same group. Summary results for the fiscal year ended December 31, 2021 include:

In addition to our total shareholder return performance, we also highlight several important financial achievements in 2021.

2021 Returns	2021 Growth	2021 Asset Quality
A 3% stock dividend was distributed to shareholders during 2021.

Cash dividends paid effectively increased 3%.

Return on average equity (ROE) was 14.09%, as compared to 12.77% for 2020.

Return on average assets (ROA) was 1.28%, compared to 1.17% for 2020.

Total assets increased to a record high of $4.028 billion. The loan portfolio increased 2.8% to a record high of $2.7 billion. Total deposit balances grew 9.8% to $3.6 billion.
Asset quality remained strong, nonperforming asset performance was 0.29% (as a percent of total assets as of December 31, 2021).

Allowance for net loan losses represented 1.02% of period-end loans as of December 31, 2021.

Compensation Program Overview
Our compensation program includes several integrated elements designed to retain and appropriately award our NEOs, enhance the long-term profitability of the business within acceptable risk parameters, align the financial interests of our NEOs with the interests of our shareholders, and support a total rewards approach to executive compensation. Below is a short listing of the elements of pay and their relative magnitude for our CEO and other NEOs.

Key Compensation Decisions and Actions
The business environment and our performance impacted various compensation decisions. The following is a summary of key decisions and actions regarding executive compensation in 2021 and early 2022.

•Base Salary Adjustments: The Compensation Committee approved merit and market-based salary increases for each NEO in January of 2021.
•Short-Term Incentive Plan (“STIP”) Awards: In January of 2022, awards were made to our NEOs based on the achievement of specified Company and individual performance results for fiscal year 2021. Actual bonus payouts as a percentage of target were 144% on average in 2021 for our NEOs.
•Long-Term Incentive Plan Awards: In January of 2021, grants of stock options were made to the NEOs under the 2013 LTIP. These awards were made to better align our NEOs interests with that of our shareholders and to foster a long-term performance orientation. The awards vest ratably in four equal annual installments which helps promote retention.
•Restricted Stock Unit Award: In January of 2021, the CEO was awarded RSUs that vest after three years and will be distributed ratably over 10 years post-retirement.
•New Employment Agreements: On February 1, 2022, each of Messrs. DeMarco, Kaiser, Campanella and Wise were promoted to Senior Executive Vice Presidents of the Company and its subsidiary banks as a reflection of the Company's strong operational and financial performance under their leadership, and in acknowledgement of their consistent and anticipated future executive leadership of the organization. Also on February 1, 2022, the Company entered into new employment agreements with each of Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise that were otherwise substantially similar to their existing employment agreements.

Philosophy and Program:

The following section describes our overall compensation philosophy and program elements. Our executive compensation program is designed to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. We accomplish this through a number of compensation elements, each with its own purpose, operation, and timing.

Base Salary
•Purpose: Provide fixed compensation for performance of the requirements of the position.
•Operation: In setting or adjusting base salary levels for our NEOs, the Company may consider the following factors: the executive’s position, recent promotions, Company and individual performance, market compensation information, experience, professional standing in the field of banking and financial services and commitment to the community.
•Timing: Base salaries for new hires are set as part of the negotiation process when individuals are being recruited. Base salaries for our NEOs are subsequently reviewed and approved annually by the Compensation Committee, typically in January, so the Compensation Committee can take into account performance results from the complete prior fiscal year, as well as any proposed organizational changes.

STIP
•Purpose: Reward Company and individual performance relative to our annual performance goals.
•Operation: Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, trend analysis regarding our financial performance, general business and economic outlook, and individual goals and objectives. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus.
•Timing: The Compensation Committee meets at the beginning of each year to determine the STIP awards for the previous year when the Company’s final year-end performance is generally known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

2013 LTIP
•Purpose: Align the interests of our NEOs with those of our shareholders and foster a long-term performance orientation.
•Operation: Long-term incentive compensation is provided through the Company’s 2013 LTIP. The 2013 LTIP allows for grants of various types of equity awards, such as restricted stock, RSUs and stock options. Historically, the Company has provided long-term incentive compensation in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. Stock options vest 25% per year over a four-year period which promotes participant retention. The stock options have a term of 10 years, which we believe effectively focuses management on long-term performance. In 2018, we expanded the use of long-term incentives to include RSUs for Mr. Murphy. The RSUs granted in 2021 vest 100% after three years but are not settled until after Mr. Murphy has retired. The Compensation Committee believed that this was an effective method of providing Mr. Murphy with retirement-related benefits that are commensurate with his role in a shareholder-friendly manner.
•Timing: The Company’s annual stock option awards and RSUs are generally granted in January each year, shortly after the close of the Company’s fiscal year.

Executive Benefits
•Purpose: The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business.
•Operation: Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes a Supplemental Executive Retirement Plan ("SERP"), Deferred Compensation Plan, limited executive perquisites (the personal use of a company automobile, reimbursement of country club dues and a golf course membership, as applicable), and Employment Agreements. See the following sections for additional information on these programs:
◦Pension Benefits and Table - contained in the Executive Compensation section
◦Nonqualified Deferred Compensation - contained in the Executive Compensation section
◦Agreements With Named Executive Officers section
•Timing: All forms of executive benefits are reviewed and approved by the Compensation Committee on an annual basis.

The Compensation Committee believes these four components – base salary, short-term incentives, long-term incentives, and executive benefits – comprise a total compensation program that retains and appropriately rewards NEOs, aligns the financial interests of our NEOs with the interests of our shareholders, and supports a total rewards approach to executive compensation. While we have no stated policy on the allocation of compensation and benefits, our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations such as fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided are and remain appropriate considering market trends and the Company’s primary business objectives.

Compensation Policies & Features
In addition to our compensation elements, the executive compensation program also incorporates the following policies and features which the Compensation Committee feel are important aspects of a well-constructed, balanced compensation program.
•Hedging and Pledging Policies: The Company has hedging and pledging policies for its Directors and Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, the Company requires Board approval prior to the pledging of any Company stock by an NEO. The Company does not have a hedging policy for non-Executive Officer employees.
•Clawback Policy: The Company may seek to recover any incentives paid or payable to an NEO on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.
•Stock Ownership Policy: The Company has a stock ownership policy for NEOs. They are required to own shares of the Company’s common stock equal in value to three times base salary for the CEO and equal in value to one times base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the 2013 LTIP (or predecessor plans). These stock ownership requirements are measured each year by the Compensation Committee, using holdings valued as of the Company's annual meeting record date for that year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Individuals have five years from appointment or promotion to a Company executive officer to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis.
•No Tax Gross-Ups: The Company does not pay any taxes that are owed by its NEOs.
•Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments.
•No Stock Option Repricing: The Company has never repriced stock options. The 2013 LTIP prohibits repricing without shareholder approval.

Process:

The following section describes the process and key inputs that are considered in making decisions regarding NEO compensation.

Role of the Compensation Committee, Independent Consultants, and Management
Each year the Compensation Committee discusses, reviews, recommends, and approves certain actions related to NEO compensation and our overall compensation program. The Committee utilizes outside advisors in certain cases to assist them in the review and decision-making process. Additionally, certain members of the management team assist in developing materials and proposals that support our compensation philosophy and objectives for the Compensation Committee to consider during the year.

•The Compensation Committee: Oversees our executive compensation policies and process. The Committee is responsible for the final decisions on components of executive compensation for the CEO and the other NEOs and makes recommendations to the full Board as needed. The Compensation Committee is also responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues.
•The Committee’s Independent Consultant: During 2019, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer performed a comprehensive review of the executive compensation program to provide context for 2020 pay decisions. Pearl Meyer provided no other consulting services for the Company in 2021 and has certified its independence for the Committee.
•Company Management: Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and individual goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, the Compensation Committee votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies like ours.

The Compensation Committee considers a select number of key inputs, summarized below, to provide market-competitive information for base salary, short and long-term incentive targets, and estimated total direct compensation, with ranges for performance. This information allows the Compensation Committee to see potential pay and range of pay for executive roles, and it provides context for the Committee in setting targeted pay levels going forward.

On an annual basis, the Compensation Committee conducts a peer review of benchmarking data and the Company participates in the annnual NYBA Pearl Meyer Report. Additionally, the group periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program, most recently in 2019. This review conducted by Pearl Meyer ("Pearl Meyer Report”)

provides an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices.

A primary data source used in the Pearl Meyer Report for determining the competitive market for NEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

The Pearl Meyer Report's 2019 peer group, which is listed below, consisted of 20 companies that ranged from approximately $1.7 billion to $5.2 billion in assets, positioning the Company at approximately the median for size at the time of the Pearl Meyer Report:

ACNB Corporation Bar Harbor Bankshares Bryn Mawr Bank Corporation Camden National Corporation Chemung Financial Corporation CNB Financial Corporation Codorus Valley Bancorp, Inc.
Enterprise Bancorp, Inc.
Financial Institutions, Inc.
First Community Bankshares, Inc.
Premier Financial Corp.
HarborOne Bancorp, Inc.
Orrstown Financial Services, Inc.
Peapack-Gladstone Financial Corporation

Peoples Bancorp Inc. Peoples Financial Services Corp. The First Bancorp, Inc. Univest Financial Corporation Washington Trust Bancorp, Inc. Western New England Bancorp, Inc.
In addition to the peer group data, the Pearl Meyer Report used data from other banking industry surveys representing bank holding companies of similar asset size and regions to that of the Company.

Previous Say on Pay Vote Results
We strive to continually deliver a compensation program that is aligned with our business strategy and needs, compensation philosophy and objectives, and market best practices. In 2021, 95% of our votes cast were in favor of our “say on pay” vote.

Decisions:

The following section describes the decisions made regarding NEO compensation.

January 2021 Base Salary Decisions
The Compensation Committee met in January 2021 to review the current base salaries for our NEOs. The Committee reflected on corporate and individual executive performance for 2020 in determining any merit-based increases. In addition, the Committee reviewed the competitiveness of current salary levels to comparable companies. The Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2021. The nature of each increase is also described in the table below.

Named Executive Officer	2020 Salary	January 2021 Raise		2021 Salary	Nature of Increase
		% of Base Salary	Amount
Thomas J. Murphy	$560,000	7.14	$40,000	$600,000	Merit and Market-Based
Edward J. Campanella	275,000	9.09	25,000	300,000	Merit and Market-Based
David S. DeMarco	340,000	7.35	25,000	365,000	Merit and Additional Responsibilities
David D. Kaiser	275,000	9.09	25,000	300,000	Merit and Additional Responsibilities
Andrew J. Wise	250,000	20.00	50,000	300,000	Merit and Market-Based

STIP Award Decisions
Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The STIP has a master governor feature that limits the total pool for all participants to 10% of Net Operating Earnings (defined below) after subtracting 7% of fiscal year end shareholders equity. Determining the amount of the annual STIP awards for an NEO consists of the following four-part process:

1.Determining the Individual NEO STIP Funding Maximums: To determine individual NEO STIP maximum bonus payouts for the year, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles

(“GAAP”) in that it represents the net income of the Company before considering significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine their appropriateness for inclusion or exclusion from the calculation. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations.

Individual NEO STIP maximums are funded based on Internal NOE performance relative to the stated goals. The interpolations between threshold and target, and target and maximum are to increase the funding by 5 percentage points for every one percentage point increase in Internal NOE.

Company Performance Measure	Threshold Goal	Target Goal	Maximum Goal	Results
Internal NOE ($M)	41.36	45.96	50.56	49.99
Resulting Maximum STIP Funding (% of Target)	50	100	150	143.8

Based on our Internal NOE performance, the Committee approved the resulting 143.8% maximum funding level. The individual NEO maximum STIP payout amounts for fiscal year 2021 were as follows:

Named Executive Officer	Base Salary	Target STIP %	Target STIP Amount	Maximum STIP Payout Opportunity
Thomas J. Murphy	$600,000	50	$300,000	$431,391
Edward J. Campanella	300,000	30	90,000	129,417
David S. DeMarco	365,000	30	109,500	157,458
David D. Kaiser	300,000	30	90,000	129,417
Andrew J. Wise	300,000	30	90,000	129,417

2.Financial Performance Assessment: The Company then performs an assessment of financial performance using the basket of weighted Company performance measures that were approved at the beginning of the year. The Compensation Committee believes this structure provides an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. In the case of each goal, participants can receive less than the stated amount if the goal is not met, but not greater than such amount if the goal is exceeded. The following table shows the performance measure and goal weighting for 2021:

Company Performance Measure	Weighting for Goals (CEO)	Weighting for Goals (Other NEOs)	Target Goal	Actual Achieved	% Funded (CEO)	% Funded (Other NEOs)
Internal NOE ($M)	60%	80%	$45.96	$49.99	60.00	80.00
ROE (using Internal NOE)	10%	5%	13.09%	14.13%	10.00	5.00
Efficiency Ratio	10%	5%	53.07%	54.05%	9.73	4.87
Non-Performing Loans	10%	5%	0.50%	0.44%	10.00	5.00
Net Charge-Offs	10%	5%	0.15%	0.03%	10.00	5.00
Total	100%	100%			99.73	99.87

3.Individual Performance: The Compensation Committee also performs an overall assessment of each NEO's performance (excluding the CEO for purposes of STIP measurement, since the CEO's goal is weighted 100% to Company performance). The Compensation Committee relies on input from the CEO for assessment of the other NEOs. Based on the CEO's assessment, the Committee approved individual achievement against individual performance goals for each NEO (excluding the CEO) equivalent to the 143.8% maximum funding level, as adjusted for the Financial Performance Assessment.

4.Application of Corporate and Individual Goal Weighting: The next step in determining the NEO’s STIP awards is the application of the relative weighting assigned to Company performance versus individual performance for that NEO. Typically, the relative weighting for NEOs is based on their position with the Company.

Named Executive Officer	Bonus Weighting
	% Company	% Individual
Thomas J. Murphy	100	0
Edward J. Campanella	50	50
David S. DeMarco	50	50
David D. Kaiser	50	50
Andrew J. Wise	50	50

The formula for determining preliminary STIP awards once all information is available and assessments have been performed is as follows. Although there is a formula for determining STIP awards, the Compensation Committee retains full discretion for making these awards to all our NEOs.

NEO	Maximum STIP Amount	Company			Individual			Combined Achieve- ment %	STIP Funding Amount
		Achieve-ment %	Weighting %	Weighted Achieve- ment %	Achieve-ment %	Weighting %	Weighted Achieve- ment %
Thomas J. Murphy	431,391	143	100	143	--	--	--	143	430,229
Edward J. Campanella	129,417	144	50	72	144	50	72	144	129,243
David S. DeMarco	157,458	144	50	72	144	50	72	144	157,246
David D. Kaiser	129,417	144	50	72	144	50	72	144	129,243
Andrew J. Wise	129,417	144	50	72	144	50	72	144	129,243

At a meeting in January 2022, the Compensation Committee reviewed the parameters and results of the 2021 STIP award goals for its NEOs. Based on the results of the Company’s performance, the amounts of the STIP awards to be paid under the STIP for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise were determined as follows.

Named Executive Officer	2021 Annual Incentive Actual Awards
	Amount	% of Base Salary
Thomas J. Murphy	430,229	71.7
Edward J. Campanella	129,243	43.1
David S. DeMarco	157,246	43.1
David D. Kaiser	129,243	43.1
Andrew J. Wise	129,243	43.1

January 2021 Award Decisions Under 2013 LTIP
At its January 2021 meeting, the Compensation Committee awarded stock options to our NEOs consistent with the grants of January 2020. The Compensation Committee has had a long-standing practice of granting a fixed number of stock options to executives that it believes provides a proper incentive for alignment and motivation while maintaining a conservative risk profile. The following stock option awards were granted at an exercise price of $29.55, the closing price of our common stock on the date of grant, and vest ratably over a four-year period:

Named Executive Officer	Stock Option Grants in January 2021 (# shares)	Grant Date Fair Value of January 2021 Option Awards
Thomas J. Murphy	10,000	$48,500
Edward J. Campanella	5,000	24,250
David S. DeMarco	5,000	24,250
David D. Kaiser	5,000	24,250
Andrew J. Wise	5,000	24,250

In addition to the annual stock option grants awarded to the NEOs, Mr. Murphy received 4,738 RSUs that vest 100% after three years of service and are settled over a 10-year period beginning one year after his retirement. As adjusted for the 3% stock dividend distributed on September 24, 2021, the RSU grant now contains 4,880 shares.

The RSU grant value represented 25% of Mr. Murphy’s fiscal year end base salary at December 31, 2020. The Committee determined to grant this award to Mr. Murphy based on a comprehensive analysis and discussion with the Company’s independent advisor, with the goal of fostering long-term shareholder alignment through and following the executive’s career at the Company. The grant date fair value of such awards was estimated in each case using the Black-Scholes method.

Executive Benefits Plan Decisions

On February 1, 2022, each of Messrs. DeMarco, Kaiser, Campanella and Wise were promoted to Senior Executive Vice Presidents of the Company and its subsidiary banks as a reflection of the Company's strong operational and financial performance under their leadership, and in acknowledgement of their consistent and anticipated future executive leadership of the organization. The Compensation Committee also approved new employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser, and Wise effective February 1, 2022. These agreements are substantially similar to the existing agreements, which our Compensation Committee reviews and approved each year. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. The employment agreements are described in more detail in the Agreements with Named Executive Officers section.

The Compensation Committee did not make any other changes to executive benefits programs or policies, but did provide for the continuation of other programs, such as our Deferred Compensation Plan and limited executive perquisites.

Other Information:

The following are other aspects of our compensation that are material to our overall program, process, and decisions.

Risk Oversight - Compensation
The Board of Directors, Compensation Committee, and Management will continue to ensure that proper policies are maintained to monitor compensation levels carefully to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, in 2020, Management completed an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:
•Our compensation program contains an appropriate balance of fixed and variable compensation.
•The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that vest over time. In addition, the RSU program for our CEO creates significant alignment with shareholders during employment with our Company, assuming he meets the vesting criteria or retirement eligibility.
•Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.
•Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to our Executive Officers.
•The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.
•Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.
•We have adopted a “clawback” policy that will allow us to seek to recover any incentive paid or payable to an Executive Officer on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives. The Compensation Committee believes it is important and necessary that it retain the discretion to provide and revise compensation arrangements as it determines are in the best interest of the Company and its shareholders, which such compensation may be in excess of $1 million and would not be deductible under the limitations imposed by §162(m) of the IRC, as amended.

Compensation Committee Report:
The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chair
Mark L. Behan Gary C. Dake
Michael B. Clarke William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Company for each of the last three fiscal years. Tables included in this section are:

•Summary Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at Fiscal Year-End
•Option Exercises and Stock Vested
•Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs for each of the relevant years:

Name and Principal Position	Year	Salary	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Thomas J. Murphy President and CEO	2021	$600,000	$139,297	$48,500	$430,229	$908,942	$19,121	$2,146,089
	2020	560,000	135,017	49,900	300,960	614,685	31,697	1,692,259
	2019	540,000	123,701	57,500	208,294	468,470	30,746	1,428,711
Edward J. Campanella Senior Executive Vice President, Treasurer and CFO	2021	300,000	—	24,250	129,243	23,484	37,052	514,029
	2020	275,000	—	24,950	88,787	27,601	19,511	435,849
	2019	260,000	—	28,750	61,000	9,963	19,788	379,501
David S. DeMarco Senior Executive Vice President and CBO	2021	365,000	—	24,250	157,246	84,891	32,522	663,909
	2020	340,000	—	24,950	109,773	89,043	31,568	595,334
	2019	325,000	—	28,750	76,000	73,293	29,532	532,575
David D. Kaiser Senior Executive Vice President and CCO	2021	300,000	—	24,250	129,243	54,844	30,354	538,691
	2020	275,000	—	24,950	88,787	59,202	32,138	480,077
	2019	255,000	—	28,750	59,500	54,957	29,422	427,629
Andrew J. Wise Senior Executive Vice President and COO	2021	300,000	—	24,250	129,243	21,178	37,363	512,034
	2020	250,000	—	24,950	80,715	24,093	34,638	414,396
	2019	220,000	—	28,750	51,500	18,417	30,922	349,589

(a)    This column sets forth the grant date fair value of the RSUs granted under the Company’s 2013 LTIP for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred to in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2021. The estimated value of each RSU granted in 2021 under the 2013 LTIP was $28.69, the closing price of our common stock on the date of the grant as restated for the 3% stock dividend distributed in September 2021.
(b)    This column sets forth the grant date fair value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2021. The grant date fair value of each stock option granted under the 2013 LTIP, in each case using the Black-Scholes model to estimate fair value, was $5.75 per option share in 2019 (all grants were made January 30, 2019); $4.99 per option share in 2020 (all grants were made January 30, 2020) and $4.85 per option share in 2021 (all grants were made January 27, 2021). All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant.
(c)    This column sets forth the STIP payments made for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year, as applicable. STIP amounts payable for a given year are generally paid in February of the succeeding year.
(d)    This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2021 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $81,035 for Mr. Murphy, $20,654 for Mr. Campanella, $47,725 for Mr. DeMarco, $44,835 for Mr. Kaiser and $17,968 for Mr. Wise and (ii) under the Company’s SERP, $827,907 for Mr. Murphy, $2,830 for Mr. Campanella, $37,166 for Mr. DeMarco and $10,009 for Mr. Kaiser, $3,210 for Mr. Wise.
(e)    All Other Compensation includes the following components for 2021:

Name	Company Contribution to ESOP	Life Insurance & Long Term Disability Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Perquisites Received Greater than $10,000		Total Other Compensation
Thomas J. Murphy	$17,400	$1,089	$632	$—	(a)	$19,121
Edward J. Campanella	17,400	1,089	—	18,563	(a)	37,052
David S. DeMarco	17,400	1,089	158	13,875	(a)	32,522
David D. Kaiser	17,400	1,089	32	11,833	(a)	30,354
Andrew J. Wise	17,400	1,089	632	18,242	(a)	37,363

(a)Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise received both a country club membership and personal use of a Company vehicle.

Grants of Plan-Based Awards Table:
As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual STIP and an LTIP to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards are defined as a percentage of the covered person’s base salary. For 2021, the STIP bonus target incentive awards for the NEOs were 50% of base salary for Mr. Murphy and 30% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. For 2022, the STIP bonus target incentive awards for the NEOs are 71.7% of base salary for Mr. Murphy and 43.08% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. The amounts listed in the table below represent each NEO’s 2021 target incentive award, as well as his threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP for any given year, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met for such year, or the NEO’s individual performance standards have been met.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. However, starting in January 2018, the Company awarded Mr. Murphy RSUs. (See "January 2021 Long-Term Incentive Award Decisions" in the Compensation Discussion and Analysis section for a description of the material terms of this award.) The Company’s 2013 LTIP, like the proposed 2022 LTIP, authorizes the granting of stock options and other stock-based awards as a long-term incentive component within the overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Max	Threshold	Target	Max
Thomas J. Murphy		$150,000	$300,000	$450,000	—	—	—	—	—	—	—
	1/27/2021								10,000	$29.55	$48,500
	1/29/2021							4,738			$139,297
Edward J. Campanella		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/27/2021								5,000	29.55	24,250
David S. DeMarco		54,750	109,500	164,250	—	—	—	—	—	—	—
	1/27/2021								5,000	29.55	24,250
David D. Kaiser		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/27/2021								5,000	29.55	24,250
Andrew J. Wise		45,000	90,000	135,000	—	—	—	—	—	—	—
	1/27/2021								5,000	29.55	24,250

(a)The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than his or her threshold incentive award, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2021. All such awards consist of stock options to acquire the Company’s common stock or RSUs granted under the Company’s 2013 LTIP (or predecessor plans). The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 24, 2021.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested (b)	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	—	2,813	—	$29.14	1/31/2028	—	—	—	—
	—	5,465	—	$29.02	1/30/2029	—	—	—	—
	—	7,957	—	$33.25	1/29/2030	—	—	—	—
	—	10,300	—	$28.69	1/27/2031	—	—	—	—
	—	—	—	—	—	13,203	465,142	—	—
Edward J. Campanella	1,689	563	—	$29.14	1/31/2028	—	—	—	—
	2,732	2,732	—	$29.02	1/30/2029	—	—	—	—
	1,326	3,979	—	$33.25	1/29/2030	—	—	—	—
	—	5,150	—	$28.69	1/27/2031	—	—	—	—
David S. DeMarco	5,796	—	—	$32.10	1/25/2027	—	—	—	—
	4,221	1,406	—	$29.14	1/31/2028	—	—	—	—
	2,732	2,731	—	$29.02	1/30/2029	—	—	—	—
	1,327	3,977	—	$33.25	1/29/2030	—	—	—	—
	—	5,150	—	$28.69	1/27/2031	—	—	—	—
David D. Kaiser	3,046	—	—	$21.21	1/28/2025	—	—	—	—
	5,971	—	—	$21.65	1/27/2026	—	—	—	—
	5,797	—	—	$32.10	1/25/2027	—	—	—	—
	4,220	1,408	—	$29.14	1/31/2028	—	—	—	—
	2,732	2,732	—	$29.02	1/30/2029	—	—	—	—
	1,327	3,977	—	$33.25	1/29/2030	—	—	—	—
	—	5,150	—	$28.69	1/27/2031	—	—	—	—
Andrew J. Wise	579	—	—	$32.10	1/25/2027	—	—	—	—
	389	704	—	$29.14	1/31/2028	—	—	—	—
	2,011	2,732	—	$29.02	1/30/2029	—	—	—	—
	1,326	3,978	—	$33.25	1/29/2030	—	—	—	—
	—	5,150	—	$28.69	1/27/2031	—	—	—	—

(a)All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.
(b)Mr. Murphy's RSUs vest 100% on the third anniversary of the applicable date of grant, but will not settle until his retirement.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock option exercises and shares vested by each NEO during 2021:

Name	Option Awards		Stock Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number Shares Acquired on Vesting (c)		Value Realized on Vesting (d)
Thomas J. Murphy	28,151	$106,890	3,689	(e)	$104,902	(e)
Edward J. Campanella	—	—	—		—
David S. DeMarco	5,971	78,817	—		—
David D. Kaiser	6,336	99,793	—		—
Andrew J. Wise	2,442	15,370	—		—

(a)Represents the total number of shares subject to stock options that the NEO exercised during the year, restated for the September 24, 2021 3% stock dividend, if applicable.
(b)Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the market price of the Company's common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.
(c)Represents the total number of shares subject to RSUs that vested during the year, restated for the September 24, 2021 3% stock dividend noting that such shares will not settle until his retirement.
(d)Represents the market value of the Company's common stock on the vest date multiplied by the number of shares vested.
(e)Receipt of vested shares is deferred and will be paid in ten substantially equal annual installments commencing on the first anniversary date of Mr. Murphy's retirement.

Pension Benefits and Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who qualify and are selected to participate in the “makeup” benefit feature, the award basically provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the qualified retirement plan alone if there were no limitations on maximum retirement payments to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Compensation Committee is authorized to grant to selected Executive Officers additional payments upon their retirement, beyond their SERP “make-up” benefit payments. Such additional payments are also typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Messrs. Murphy, Campanella, DeMarco, Kaiser, and Wise participate in the “make-up” benefit feature of the SERP.

In 2021, none of the NEOs, excluding Mr. Murphy, participated in the special additional benefit feature of the SERP. In January 2018, Mr. Murphy was provided a special SERP award. Specifically, the Compensation Committee approved the adjustment of Mr. Murphy’s existing arrangement to increase the formula for pay-based credits up to 30% of eligible compensation. Further, in 2018 the Compensation Committee approved an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that is equal to 40% of his compensation, averaged over 60 consecutive calendar months which produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company.

The following table sets forth the present value of accumulated benefits under both the qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2021, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021, as included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/21	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	17.00	$579,589	—
	SERP	9.00	2,176,701	—
Edward J. Campanella	Retirement Plan	4.00	52,118	—
	SERP	3.00	11,694	—
David S. DeMarco	Retirement Plan	34.08	669,860	—
	SERP	9.00	125,549	—
David D. Kaiser	Retirement Plan	21.00	484,906	—
	SERP	5.00	35,252	—
Andrew J. Wise	Retirement Plan	5.00	70,418	—
	SERP	3.00	5,330	—

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently paid on individual retirement accounts by GFNB. None of the NEOs elected to defer under the plan salary or bonus amounts payable to them in or for 2021 or in or for the prior two years.

Pay Ratio Disclosure:

As of December 31, 2020, our total employee population, excluding Mr. Murphy, consisted of 524 employees who were all located in the United States. As of December 31, 2021, our total employee population, excluding Mr. Murphy, consisted of 520 employees who were all located in the United States. To identify the median compensated employee, we used Box 5 of Form W-2 compensation for the full year 2020 for all such employees, annualizing compensation for those employees hired during 2020. We used the same employee, and calculated that employee's total compensation for the year ended December 31, 2021, for this pay ratio disclosure. Since December 31, 2020, there has been no material change in the Company's employee population or employee compensation arrangements that the Company believes would significantly impact its pay ratio disclosure.

The 2021 annual total compensation of the median employee described above was $50,278. Mr. Murphy’s 2021 annual total compensation, including increase in pension and SERP benefits for the year, was $2,146,089. The ratio of these amounts is 1-to-43.

This calculation is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise. Mr. Murphy serves as President and CEO of both the Company and GFNB; Mr. Campanella serves as Senior Executive Vice President, Treasurer and CFO of the Company and Senior Executive Vice President, Treasurer and CFO of GFNB and SNB; Mr. DeMarco serves as Senior Executive Vice President and CBO of the Company, Senior Executive Vice President and CBO of GFNB and President and CEO of SNB; Mr. Kaiser serves as Senior Executive Vice President and CCO of the Company and Senior Executive Vice President and CCO of GFNB and SNB; and Mr. Wise serves as COO and Senior Executive Vice President of the Company and COO and Senior Executive Vice President of GFNB and SNB. Effective February 1, 2022, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise entered into new employment agreements with the Company, replacing their prior employment agreements with agreements that were substantially similar to their existing employment agreements. Mr. Murphy’s agreement is for a three-year term and the agreements of Messrs. Campanella, DeMarco, Kaiser and Wise are each for a two-year term. At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits.

Under each agreement, the NEO is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the NEO is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible for (although not entitled to receive) cash awards under the STIP and equity-based awards under the 2013 LTIP; and is also eligible to participate in various retirement and supplemental retirement plans. In the event the NEO is terminated other than for “cause” or terminates his own employment for “good reason,” the NEO will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary that would have been payable to him during the remaining term of the agreement or (ii) one year’s base salary. The NEO's receipt of such payment, and the other payments upon termination described in this section, is conditioned upon the execution of a separation and release agreement satisfactory to the Company.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the NEO other than for cause or (ii) such NEO terminates his own employment with the Company for good reason, the NEO will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to two or three times the sum of the executive's (a) annual base salary and (b) target bonus under the STIP for the relative year (the "Base Amount"), subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control. In the case of Mr. Murphy, the multiple is three times the applicable Base Amount, and in the cases of Messrs. Campanella, DeMarco, Kaiser and Wise, the multiple is two times the Base Amount, subject, in each case, to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the NEO might receive under other compensatory arrangements then in effect. In such circumstances, the NEO shall be entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the NEO will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

Each of the employment agreements for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise contain non-compete and non-solicitation provisions. For a period of two years following the termination of the NEO’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the NEO’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The NEO is also precluded from employing or soliciting employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

The description below is based on a theoretical change of control on December 31, 2021.

Termination for Cause
In the event of a termination of any NEO for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, the NEO is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payouts for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise, had they been terminated by the Company other than for cause as of December 31, 2021.

The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which Executive Officers such as NEOs are eligible to participate, if so determined by the Compensation Committee. In 2021, as selected by the Compensation Committee, Messrs. Murphy, Campanella, DeMarco, Wise and Kaiser participated in the “make-up” benefits feature of the SERP. Additionally, in 2018, Mr. Murphy was selected to participate in the additional special benefits feature of the SERP. See "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section for a description of the material terms of the award.

For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to NEOs in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed above and with regard to Mr. Murphy's award described in "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section, any termination by the Company of an NEO other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Termination for Good Reason
Each of the current NEO employment agreements provides for payments to the NEO if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the NEO an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation of the NEO more than 100 miles from his existing base location of employment; or (iv) material breach by the Company of the NEO’s employment agreement. Under each NEO’s employment agreement, the amount due to the NEO if he were to terminate his employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an NEO of his own employment on any retirement benefits due him under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

Termination in Connection with a Change of Control
Under the employment agreements with each of the NEOs, certain payments are to be made by the Company to each NEO if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the NEOs, the amounts that would have been payable to each had his employment been terminated as of December 31, 2021, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these NEOs, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. If, during the 12 months following a change of control, Mr. Murphy's employment is terminated by the Company without cause or by Mr. Murphy for good reason, his RSUs, to the extent not fully vested, would under the terms of such RSUs automatically vest fully on the date of such termination, and would settle within 30 days thereafter. Other than the foregoing, termination of any of the NEOs following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with NEOs as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Voluntary Termination or Early Retirement
In 2021, the early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of his self-termination or early retirement, the plan Administrator might choose to accelerate the vesting of such options as of the date of such termination or early retirement. To the extent that Mr. Murphy may hold unvested RSUs as of the date of his self-termination or early retirement, such RSUs shall automatically be forfeited on the date of such self-termination or early retirement. Eligibility for regular Company severance or retirement payments by an NEO is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select Executive Officers, as determined from time to time by the Compensation Committee acting in its sole discretion. Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise are currently eligible for SERP payments upon their termination of employment or early retirement.

Death or Disability
In the event of death or disability, the NEO would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under the standard stock option award agreements applicable to all option recipients, including NEOs, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date. Additionally, under the terms of the RSUs, upon the death or permanent disability of Mr. Murphy, if he holds unvested RSUs at the time of such death or disability, any such awards will be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming the NEO’s employment terminated as of December 31, 2021; the value of the Company’s common stock was $35.23, the closing price of the common stock on that day; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2021.

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change of Control (a)		Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation	$1,250,000	(b)	$1,813,315	(g)	—	—
	Stock Options (c)	—		134,186		—	134,186
	RSUs (d)	—		465,142		—	465,142
	SERP – Pension & ESOP (e)	2,227,657		2,227,657		2,227,657	2,227,657
	Health and Welfare Benefits (f)			21,307		—	—
	Total	3,477,657		4,661,607		2,227,657	2,826,985
Edward J. Campanella Senior Executive Vice President, Treasurer and CFO	Cash Compensation	325,000	(b)	613,458	(g)	—	—
	Stock Options (c)	—		61,954		—	61,954
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	18,581		18,581		18,581	18,581
	Health and Welfare Benefits (f)	—		612		—	—
	Total	343,581		694,605		18,581	80,535
David S. DeMarco Senior Executive Vice President and CBO	Cash Compensation	395,417	(b)	784,930	(g)	—	—
	Stock Options (c)	—		67,078		—	67,078
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	142,951		142,951		142,951	142,951
	Health and Welfare Benefits (f)	—		28,669		—	—
	Total	538,368		1,023,628		142,951	210,029
David D. Kaiser Senior Executive Vice President and CCO	Cash Compensation	325,000	(b)	627,116	(g)	—	—
	Stock Options (c)	—		67,096		—	67,096
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	42,330		42,330		42,330	42,330
	Health and Welfare Benefits (f)	—		28,669		—	—
	Total	367,330		765,211		42,330	109,426
Andrew J. Wise, Senior Executive Vice President and COO	Cash Compensation	325,000	(b)	542,173	(g)	—	—
	Stock Options (c)	—		62,811		—	62,811
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	11,859		11,859		11,859	11,859
	Health and Welfare Benefits (f)	—		28,669		—	—
	Total	336,859		645,512		11,859	74,670

(a)Assuming termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Mr. Murphy, 2.99 times the average annual compensation for the most recent five taxable years, and in the case of Messrs. Campanella, DeMarco, Kaiser and Wise, two times the average annual compensation for the most recent five taxable years, in each case adjusted downward to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise receive payments under the employment agreements if such payments would constitute an “excess parachute payment” under the tax laws.
(b)Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2021 or (ii) one year’s base salary.
(c)Reflects accelerated vesting of stock options.
(d)Reflects accelerated vesting of the RSU as a result of death, disability (as defined in the applicable award agreement) or upon the attainment of age 55 and 10 years of service or attainment of a combined age and years of service totaling 65.
(e)Represents $2,176,701 for benefits under the SERP pension plan and $50,956.03 for SERP ESOP account value for Mr. Murphy; $125,548 for benefits under the SERP pension plan and $17,403 for SERP ESOP account value for Mr. DeMarco; and $35,252 for benefits under the SERP pension plan and $7,078 for SERP ESOP account value for Mr. Kaiser; $11,694 for benefits under the SERP pension plan and $6,887 for SERP ESOP account value for Campanella; $5,330 for benefits under the SERP pension plan and $6,529 for SERP ESOP account value for Wise. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.
(f)Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.
(g)For Mr. Murphy, the lump-sum amount $1,813,315 is adjusted downward by $599,328 as a result of accelerated vesting of stock options and RSUs. For Mr. Campanella, the lump-sum amount $613,458 is adjusted downward by $61,954 as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount $784,930 is adjusted downward by $67,078 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $627,116 is adjusted downward by $67,096 as a result of accelerated vesting of stock options. For Mr. Wise, the lump-sum amount $542,173 is adjusted downward by $62,811 as a result of accelerated vesting of stock options.

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on the record date of March 10, 2022, there were 16,000,580 shares outstanding. The holders of these shares are shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Company common stock can be held in (i) certificate form; (ii) by “book entry” at the Company's transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Company with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 4, the ratification of the Company’s independent registered public accounting firm. Item 1, the election of Directors, Item 2, Say on Pay and Item 3, the approval of the 2022 Long Term Incentive Plan are non-routine matters. Therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan as of the March 10, 2022, record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the ESOP on the record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his or her ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of the Company's common stock are present, either in person or represented by proxy. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, all shares present in person or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” will be treated as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and therefore are ignored for purposes of calculating the quorum.

How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class C Directors to three year terms. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because there are only as many nominees as there are Directors to be elected at this year’s meeting, a Director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees as there are Directors to be elected, if each of the nominees receives any votes in favor of his or her election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority” (a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under the Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to submit his or her resignation under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

How many votes are required for approval of Item 2?
The second item on the agenda is the advisory approval of the executive compensation, Say on Pay. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 2 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 2 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 2 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 2 makes it more difficult to achieve shareholder advisory approval of Say on Pay than a vote to “Abstain.”

How many votes are required for approval of Item 3?
The third item on the agenda is approval of the 2022 Long Term Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve the 2022 Long Term Incentive Plan. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 3 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 3 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 3 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 3 makes it more difficult to approve the 2022 Long Term Incentive Plan than a vote to “Abstain.”

How many votes are required for approval of Item 4?
The fourth item on the agenda is ratification of the independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 4. A proxy or ballot marked “Abstain” on Item 4 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 4 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 4 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 4 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on March 10, 2022, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling (800) 690-6903, visiting www.proxyvote.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials. Those shareholders who have previously requested printed or electronic copies of the Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable.

If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

Why is this meeting virtual only?
The meeting is virtual only due to the public health and safety concerns related to the COVID-19 pandemic. We have designed the meeting to offer the same participation opportunities to our shareholders as an in-person meeting. Our Directors intend to attend the meeting virtually as well.

How do I register to participate virtually in the Annual Meeting?
No preregistration is required. To participate, please visit www.virtualshareholdermeeting.com/AROW2022 on the day of the meeting, You will enter your control number to be admitted.

How can I participate in the Annual Meeting?
To participate, please visit www.virtualshareholdermeeting.com/AROW2022 on the day of the meeting, You will enter your control number to be admitted.

When can I join the Annual Meeting online?
If you plan to attend, please go to www.virtualshareholdermeeting.com/AROW2022 15 minutes prior to the 10:00 a.m. EDT meeting start time to sign in using the 16-digit number included in your proxy card. The meeting will begin promptly at 10:00 a.m. EDT. We encourage our shareholders to access the meeting prior to its start time.

How can I ask questions at the Annual Meeting?
Shareholders may submit questions 15 minutes prior to the meeting, as well as during the meeting through a question box at www.virtualshareholdermeeting.com/AROW2022 by entering in the 16-digit number included on the shareholder's proxy card.

What if I am not a shareholder and I wish to participate?
To participate, please visit www.virtualshareholdermeeting.com/AROW2022 on the day of the meeting, You may select the guest option and attend with limited functionality.

What if I experience technical difficulties when attempting to access the Annual Meeting?
Please call the technical support number that will be on the meeting log in page for assistance.

What if I have additional questions regarding the virtual Annual Meeting?
You may contact the Company’s Corporate Secretary at corporatesecretary@arrowbank.com.

May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting or by attending and voting your shares virtually at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses. The Company may, in its discretion, engage at its cost a proxy solicitor to solicit proxies at the Annual Meeting.

Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. Appraisal or similar dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice Regarding the Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice Regarding the Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted “For” each of the Board’s four Class C nominees on Item 1; “For” Say on Pay on Item 2; "For" approval of the 2022 Long Term Incentive Plan on Item 3, “For” ratification of the appointment of KPMG LLP on Item 4; and “For” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2023 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2023 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s Bylaws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, he or she will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our 2023 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2023 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Shareholder Proposals for Inclusion in the 2023 Proxy Statement
To be considered for inclusion in our 2023 Proxy Statement, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 25, 2022. Additionally, our Company Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Shareholder Proposals for Presentation at the 2023 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2023 Annual Meeting but not included in the Company’s 2023 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company Bylaws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting no later than January 4, 2023 and the notice provided by the shareholder must contain information required by our Bylaws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder. Please note that this date is subject to change if the 2023 Annual Meeting is moved by more than 30 days from the anniversary of the 2022 Annual Meeting.

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Thank You for Voting Your Shares

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Annex A: Arrow Financial Corporation 2022 Long Term Incentive Plan

Section 1. Purpose; Amendment and Restatement
The purpose of this Arrow Financial Corporation 2022 Long Term Incentive Plan (the “Plan”) is to encourage those individuals who receive awards under the Plan to acquire and maintain an interest in the common stock of Arrow Financial Corporation (the “Company”) and thus to have added incentives to work for the success of the Company and its subsidiaries. The Plan is also intended to help the Company and its subsidiaries retain the services of such persons and attract additional qualified personnel. The Board (as defined below) previously adopted the 2013 Long Term Incentive Plan (the “Original Plan”), which was subsequently approved by the Company’s shareholders at the Annual Meeting on May 1, 2013. The Plan replaces the Original Plan in its entirety. The Plan was approved by the Board on January 26, 2022 and shall first become effective on the date the registration statement related to the Common Stock to be issued under the Plan becomes effective (the “Effective Date”). The Original Plan shall continue in effect until the Effective Date, at which time it will be replaced in its entirety by the Plan. If the Plan is not approved by the shareholders, the Original Plan shall continue in effect in accordance with its terms.

Section 2. Definitions
Whenever used herein, the following terms shall have the respective meanings set forth below:
a.Administrator means that entity charged with administration of the Plan pursuant to Section 3, which shall be either the Committee or the Board, as provided in Section 3.

b.Award means any grant of Option(s), Restricted Stock, Restricted Stock Unit(s), Performance Unit(s) or Performance Share(s) under the Plan.

c.Award Agreement means a written agreement evidencing an Award under the Plan as further defined in Section 12.

d.Board means the Board of Directors of the Company.

e.Change of Control means:
i.The acquisition by one person, or more than one person acting as a group, of ownership of Stock that, together with Stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Stock of the Company;
ii.The acquisition by one person, or more than one person acting as a group, of ownership of Stock that, together with Stock acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the Stock of the Company;
iii.A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
iv.One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

f.Code means the Internal Revenue Code of 1986, as amended and in effect from time to time.

g.Committee means the Compensation Committee of the Board, any subcommittee thereof duly designated by the Committee under Section 3 to perform certain duties of the Committee under the Plan, or any successor to such committee that is charged by the Board with performance of the duties of the Committee hereunder.

h.Company means Arrow Financial Corporation, a New York corporation.

i.Consultant means any individual other than an Employee who has been retained to render consulting or advisory services to the Company or any Subsidiary.

j.Date of Grant for any Award granted under the Plan means the date the Administrator formally determines to grant such Award, at a meeting duly called and held or by written action of the Administrator.

k.Director means any director of the Company or any Subsidiary who is not also an Employee of the Company or any Subsidiary, but shall not include any individual whose title includes the word “director” but who does not possess all powers possessed by a director as a matter of law, as would typically be the case, for example, for an honorary, advisory or emeritus director.

l.Disability means permanent and total disability as defined in Section 22(e)(3) of the Code, as determined by the Administrator in good faith upon receipt of and in reliance on sufficient competent medical advice.

m.Employee means any employee (including any officer or Director who is also an employee) of the Company or any Subsidiary.

n.Exercise Price of an Option means the purchase price per share of Stock upon exercise of the Option as specified in the Award Agreement, subject to adjustment as provided in Section 13.

o.Fair Market Value of the Stock as of any particular date means the closing price of the stock on such date (such as the date of the award).

p.Indemnified Person means any Director, member of the Committee, officer or employee of the Company or its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been delegated.

q.Option means a right granted under this Plan to purchase Stock at the Exercise Price for a specified period of time and subject to specified conditions; such an Option may be either an Incentive Stock Option within the meaning of Section 422 of the Code or a Nonqualified Stock Option, not qualifying under Section 422 of the Code.

r.Participant means any Employee or Consultant designated by the Committee or any Director designated by the Board to receive an Award under the Plan.

s.Performance Award means any Award of Performance Shares or Performance Units to a Participant under the Plan, pursuant to which, upon the satisfaction of Company or individual performance goals and/or objectives over the designated Performance Period, cash or shares of Stock, or a combination thereof, shall be paid or payable to the Participant.

t.Performance Goal shall have the meaning set forth in Section 11(a).

u.Performance Period means the period during which the performance of the Company or an individual Participant will be measured for purposes of determining the Stock or cash ultimately payable to the Participant, as set forth in and subject to the Performance Award granted to the Participant under the Plan.

v.Performance Share means a share of Stock subject to a Performance Award granted to a Participant under the Plan, which share, or the cash value or increase in the cash value of which share, may be payable to the Participant, in cash or stock, or a combination thereof, at or after the end of the Performance Period, depending upon the satisfaction of Company or individual goals.

w.Performance Unit means a unit subject to a Performance Award granted to a Participant under the Plan, which unit, or the cash value or increase in the cash value of which unit, may be payable to the Participant, in cash or stock, or a combination thereof, at or after the end of the Performance Period, depending upon the satisfaction of Company or individual goals.
x.Period of Restriction means the period during which any Restricted Stock or a Restricted Stock Unit awarded under the Plan is restricted pursuant to Section 10.

y.Permitted Transferee means any person to whom an Award has been transferred pursuant to Section 14(b).

z.Restricted Stock means shares of Stock awarded to a Participant under the Plan, which shares during a specified Period of Restriction are both subject to certain restrictions on transfer and subject to forfeiture, as specified in Section 10.

aa.Restricted Stock Unit means a right to receive a designated number of shares of Stock at some future date or dates following a Period of Restriction, which shares during such period are both subject to certain restrictions on transfer and subject to forfeiture, as specified in Section 10.

ab.Retirement means, (i) for an Employee, any retirement where the employee is eligible for normal or early retirement benefits under the terms of the Company’s principal retirement plan in effect at such time, (ii) for a Consultant, the termination of the Consultant’s period of service under one or more continuous agreements with the Company or its Subsidiaries, and (iii) for a Director, the termination of such Director’s continuous period of service as a Director, other than, in each case, any such termination for cause.

ac.Service Period shall have the meaning set forth in Section 11(e).

ad.Stock means the common stock, par value $1.00 per share, of the Company.

ae.Subsidiary means a subsidiary corporation of the Company as defined in Section 424 of the Code.

af.Taxable Event means an event requiring Federal, state or local tax to be withheld with respect to an Award granted hereunder, including under usual circumstances the exercise of a Nonqualified Stock Option, the expiration of a Period of Restriction with respect to Restricted Stock, the delivery of shares of Stock subject to a Restricted Stock Unit, the delivery of shares of Stock, cash or some combination thereof in satisfaction of a Performance Award, or the making by a Participant of an election under Section 83(b) of the Code with respect to any Award.

ag.Termination Event means the termination of a Participant’s service with the Company and its Subsidiaries including, without limitation, termination of service by virtue of the death, Disability or Retirement of the Participant. Leaves of absence required by law or otherwise granted by the Company to Employees and transfers of the employment or service of a Participant within the Company and its Subsidiaries as a group, or to a successor to the Company or a Subsidiary incident to a merger or similar business combination involving the Company or such Subsidiary, shall not constitute a Termination Event. If any Award is subject to Section 409A of the Code, the terms “Termination Event,” “Terminates,” “Terminated,” or “Termination,” when used in the context of a Participant’s employment, shall mean “separation from service” with the Company and its affiliates (generally 50% common control with the Company), as defined in the rules and regulations under Section 409A of the Code (currently, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leaves of absence up to six months where there is a reasonable expectation the Participant will return).

Section 3. Administration
The Plan will be administered by the Committee or by the Board, as provided herein. The Administrator’s interpretations of the provisions of the Plan shall be final and binding. Any interpretation of the provisions of the Plan applicable to Participants and Awards generally that is made by the Committee shall be deemed to have been approved by the Board, and thus to apply to Directors and Directors’ Awards generally, except to the extent that the Board shall expressly provide otherwise. Awards to Employees are based on recommendations from Management which are presented to the Committee for approval. The Committee will have sole authority and discretion to determine those Employees and Consultants who will receive Awards under the Plan, if any, the number and type of such Awards and the conditions applicable thereto, consistent with the terms of the Plan. Awards to Directors are based on recommendations from the Committee which are presented to the Board for approval. The Board will have sole authority and discretion to determine those Directors who will receive Awards under the Plan, if any, the number and type of such Awards, and the conditions applicable thereto, consistent with the terms of the Plan. The Committee shall have the authority to designate from time to time a subcommittee consisting of two or more of its members, with authority to make such determinations with respect to the Plan as the Committee shall specify, which may include the grant of Awards under the Plan (any such subcommittee also to be referred to herein as the “Committee”). The Administrator shall have the authority to delegate to one or more executive officers of the Company such authority under the Plan as the Administrator may specify from time to time, consistent with applicable law. Any determination by the Administrator under the Plan, including the decision to grant an Award to a Participant, may be made at a meeting of the Committee or Board duly called and held, and if not at such a meeting, by the written consent of the members of the Committee or Board, and any determination made by any executive officer of the Company pursuant to an express delegation of authority from the Administrator, to the extent such determination has any material impact on the rights of any Participant, must be in writing. All actions made or taken by the Administrator pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons.

Section 4. Duration
No Award may be granted under the Plan after the date that is ten (10) years after the Effective Date. The Plan, unless earlier terminated pursuant to Section 17, will expire upon the forfeiture, cancellation or vesting (including exercise, if appropriate) of the last Award granted or that may be granted under the Plan.

Section 5. Shares Reserved Under the Plan
There is hereby authorized and reserved for issuance under the Plan an aggregate of 450,000 shares of Stock, which is the maximum number of shares available for Awards granted under the Plan, subject to adjustment as provided in Section 13. Such shares may be authorized and unissued shares or treasury shares. Upon the grant of Awards under the Plan, the shares of Stock underlying such Awards will be deducted from the number of shares available for future Awards under the Plan, provided that, (i) upon the forfeiture or surrender of outstanding Options prior to the exercise thereof, the number of shares underlying such Options will be added back to the number of shares available for future Awards under the Plan, (ii) upon the forfeiture or surrender of outstanding shares of Restricted Stock, Restricted Stock Units or Performance Awards prior to the vesting thereof, the shares constituting or underlying such Awards will be added back to the number of shares available for future Awards under the Plan, and (iii) upon the determination by the Administrator that all or some portion of a Performance Award previously granted to a Participant will not be payable to the Participant, due to the failure of the Company or the individual Participant to satisfy in full the performance goals established under such Award, the shares underlying that portion of the Award determined not to be payable will be added back to the number of shares available for future Awards under the Plan; provided, further, that to the extent in connection with the vesting, exercise or satisfaction of any Award granted to any Participant under the Plan, shares of Stock may be withheld by the Company in payment of applicable withholding or other taxes payable as a result of such vesting, exercise or satisfaction, such number of shares will not be added back to the number of shares available for future Awards under the Plan. Notwithstanding any other provision of this Plan or any Award granted hereunder, the maximum aggregate number of shares that may be issued as a result of Awards of Restricted Stock or Restricted Stock Units shall be 150,000, subject to adjustment as provided in Section 13. Upon the Effective Date, the unissued shares previously reserved for issuance under the Original Plan shall become unreserved unissued shares.

Section 6. Participation
In selecting Participants to receive Awards under the Plan and in determining the type and amount of their respective Awards, the Administrator shall consider such factors as it deems pertinent. The grant of an Award to a Participant in any year shall not obligate the Administrator to grant an Award to any other Participant in such year or to any Participant in any other year.

Section 7. Types of Awards
The following types of Awards may be granted under the Plan: (a) Incentive Stock Options, (b) Nonqualified Stock Options, (c) Restricted Stock, (d) Restricted Stock Units, (e) Performance Units and (f) Performance Shares, as described below, provided that Incentive Stock Options may only be granted to those individuals eligible to receive such Awards under Section 422 of the Code. Except as specifically limited in the Plan, the Administrator shall have complete discretion in determining the type and number of Awards to be granted to any Participant and the terms and conditions of such Awards, which terms and conditions need not be uniform as between or among different Participants.

Section 8. Incentive Stock Options
a.Awards authorized for grant under the Plan include Incentive Stock Options, that is, “incentive stock options” intended to qualify under Section 422 of the Code, provided Incentive Stock Options may not be granted to Directors, Consultants or other persons not authorized to receive such Awards under the Code. Incentive Stock Options shall be Options to purchase shares of Stock at an Exercise Price established by the Administrator, i.e., the Committee, upon grant, which shall not be less than, but may be more than, one hundred percent (100%) of the Fair Market Value of the Stock as of the Date of Grant. Under no circumstances may the Exercise Price of any Incentive Stock Option granted under the Plan be less than the Fair Market Value of the Stock on the Date of Grant. The aggregate Fair Market Value (determined as of the Date of Grant) of the Stock underlying any Incentive Stock Option granted under the Plan to any one Participant (together with all other incentive stock options previously granted to such Participant under the Plan and under all other stock option plans of the Company and its Subsidiaries) that are first exercisable during any calendar year shall not exceed $100,000.

b.The Committee shall establish upon grant of an Incentive Stock Option the period of time during which such Option may be exercisable by the Participant, provided that (i) no Incentive Stock Options will vest or first become exercisable, in whole or in part, prior to the date of one (1) year after the Date of Grant, except, if the Committee so provides, upon the earlier death, Disability or Retirement of the Participant or the earlier occurrence of a Change of Control, and (ii) no Incentive Stock Option will continue to be exercisable, in whole or in part, more than ten years after the Date of Grant. Subject to these limitations, the Committee may provide that full exercisability of such Option will be phased in and/or phased out over some designated period of time. Subject to subsection (b)(i), above, the Committee also may provide at any time that exercisability of an Incentive Stock Option is or will be accelerated, to the extent such Option is not already then exercisable, for such reasons and as of such times, including, if appropriate, upon the occurrence of such event or events (e.g., the death, Disability or Retirement of the Participant or a Change of Control), as the Committee may specify. Generally, exercisability of an Incentive Stock Option granted under the Plan is conditioned upon continued service of the Participant with the Company or its Subsidiaries, consistent with Section 422 of the Code, provided that the Committee may specify, upon its grant of an Incentive Stock Option or subsequently, that exercisability of such Option will continue for some designated period of time after a Termination Event for the Participant, which may vary depending upon the particular type of Termination Event. The maximum period of time for exercisability of an Incentive Stock Option after a Termination Event (which shall be the applicable period of time of exercisability after a Termination Event for each Incentive Stock Option granted under the Plan if the Committee does not specify otherwise), to the extent such Option was exercisable at the time of the Termination Event, is as follows: (x) if the Termination Event is not the death or Disability of the Participant, exercisability may be extended for a maximum of 3 months after the date of termination; (y) if the Termination Event is the Disability of the Participant, exercisability may be extended for a maximum of 12 months after the date of termination (unless the Participant dies within such 12-month period, in which event exercisability may be extended until the later of the date 3 months after the date of death or the last day of such 12-month period); and (z) if the Termination Event is the death of the Participant, exercisability may be extended until the date ten years after the Date of Grant. Notwithstanding the preceding sentence, in no event may any Incentive Stock Option granted under the Plan be exercised after the date ten years after the Date of Grant.

c.Upon exercise of an Incentive Stock Option, in whole or in part, the Exercise Price with respect to the number of shares as to which the Option is then being exercised may be paid by (i) U.S. dollars by personal check, bank draft, or money order payable to the Company, (ii) delivery to the Company of shares of Stock, (iii) cashless exercise if and to the extent permissible by applicable law, or (iv) any combination of the foregoing methods. Any Stock to be used in full or partial payment of the Exercise Price shall be valued at the Fair Market Value of the Stock on the date of exercise. Upon such exercise, the Company shall issue the shares as to which an Incentive Stock Option has been exercised to the holder of the Option or the designee of such holder, evidenced by book entry or by delivery of a duly executed stock certificate. If so provided by the Committee upon the grant of such an Option, the shares of Stock issuable upon exercise thereof may be subject to certain restrictions upon their subsequent transfer or sale. In the event the Exercise Price is to be paid in full or in part by surrender of Stock, in lieu of actual surrender of shares of Stock by the holder, the Company may waive such surrender (under circumstances in which such waiver is consistent with the purposes and functioning of the Plan) and deem such shares to have been surrendered, and thereafter issue to or on behalf of the holder a number of shares equal to the total number of shares as to which the Option is then being exercised less the number of shares which absent such waiver would have been surrendered by the holder to the Company upon such exercise.

d.The Committee may require reasonable advance notice of exercise of an Incentive Stock Option, normally not to exceed three calendar days, and may condition exercise of such Option upon the availability of an effective registration statement or exemption from registration under applicable federal and state securities laws relating to the Stock being issued upon exercise.

e.Under no circumstances may the Committee make or approve “reload” grants of Incentive Stock Options under the Plan; that is, the Committee may not grant or provide for the grant of one or more Incentive Stock Options to any Participant under the Plan if the timing of such grant or the number of shares of Stock subject thereto is contingent upon or related to the coincident exercise by the Participant in a stock-for-stock exercise of one or more outstanding stock options previously granted to the Participant under this Plan or any other stock plans of the Company or any predecessor or successor of the Company. In addition, the Committee shall not, without the approval of the Company’s shareholders, “reprice” any outstanding Incentive Stock Options previously granted under the Plan to a lower Exercise Price, or cancel any such outstanding Incentive Stock Options and, incident to such cancellation, regrant to the former holders thereof new Options relating to the same or a similar number of shares at a lower Exercise Price, regardless of any negative developments in the market price of the Stock since the Date of Grant of such cancelled Options.

Section 9. Nonqualified Stock Options
a.Awards authorized for grant under the Plan include Nonqualified Stock Options, that is, Options that are not intended to qualify as “incentive stock options” under Section 422 of the Code. Such Nonqualified Stock Options shall consist of Options to purchase shares of Stock at an Exercise Price established by the Administrator upon grant, which Exercise Price shall not be less than, but may be more than, one hundred percent (100%) of the Fair Market Value of the Stock as of the Date of Grant. Under no circumstances may the Exercise Price of any Nonqualified Stock Option granted under the Plan be less than the Fair Market Value of the Stock on the Date of Grant.

b.The Administrator shall establish upon grant of a Nonqualified Stock Option the period of time during which such Option may be exercisable by the Participant, provided that (i) no Nonqualified Stock Options will vest or first become exercisable, in whole or in part, prior to the date of one (1) year after the Date of Grant, except, if the Administrator so provides, upon the earlier death, Disability or Retirement of the Participant or the earlier occurrence of a Change of Control and (ii) no Nonqualified Stock Option will continue to be exercisable, in whole or in part, later than ten years after the Date of Grant. Subject to these limitations, the Administrator may provide that full exercisability of the Option will be phased in and/or phased out over some designated period of time. The Administrator also may provide at any time that exercisability of a Nonqualified Stock Option is or will be accelerated, to the extent such Option is not already then exercisable, for such reasons and as of such times, including, if appropriate, upon the occurrence of such event or events (e.g., the death, Disability or Retirement of the Participant or a Change of Control), as the Administrator may specify. Generally, exercisability of a Nonqualified Stock Option granted under the Plan is conditioned upon continued service of the Participant with the Company or its Subsidiaries, provided that the Administrator may specify, upon grant of a Nonqualified Stock Option or subsequently, that exercisability of such Option will continue for some designated period of time after a Termination Event for the Participant, which may vary depending upon the particular type of Termination Event. If the Administrator does not specify otherwise, a Nonqualified Stock Option granted under the Plan will continue to be exercisable after a Termination Event for the Participant, to the extent such Option was exercisable at the time of such Termination Event, as follows: (x) if the Termination Event is not the death, Disability or Retirement of the Participant, exercisability will continue for 3 months after the date of termination; (y) if the Termination Event is the Disability or Retirement of the Participant, exercisability will continue for 12 months after the date of termination (unless the Participant dies within such 12-month period, in which event exercisability will continue until the later of the date 3 months after the date of death or the last day of such 12-month period); and (z) if the Termination Event is the death of the

Participant, exercisability will extend until the date ten years after the Date of Grant. Notwithstanding the preceding sentence, in no event may any Nonqualified Stock Option granted under the Plan be exercised after the tenth anniversary of the Date of Grant.

c.Upon exercise of a Nonqualified Stock Option, in whole or in part, the Exercise Price with respect to the number of shares as to which the Option is then being exercised may be paid by (i) U.S. dollars by personal check, bank draft, or money order payable to the Company, (ii) delivery to the Company of shares of Stock, (iii) cashless exercise if and to the extent permissible by applicable law, or (iv) any combination of the foregoing methods. Any Stock to be used in full or partial payment of the Exercise Price shall be valued at the Fair Market Value of the Stock on the date of exercise. Upon such exercise, the Company shall issue the shares as to which a Nonqualified Stock Option has been exercised to the holder of the Option or the designee of such holder, evidenced by book entry or delivery of a duly executed stock certificate, and subject to withholding of a portion of such shares in payment of withholding and other taxes as may be provided under Section 15. If so provided by the Administrator upon the grant of such Option, the shares of Stock issuable upon exercise thereof may be subject to certain restrictions upon their subsequent transfer or sale. In the event the Exercise Price is to be paid in full or in part by surrender of Stock, in lieu of actual surrender of shares of Stock by the holder, the Company may waive such surrender (under circumstances in which such waiver is consistent with the purposes and functioning of the Plan) and deem such shares to have been surrendered, and thereafter issue to the holder or the designee of such holder a number of shares equal to the total number of shares as to which the Option is then being exercised less the number of shares which absent such waiver would have been surrendered by the holder to the Company upon such exercise, subject to withholding of a portion of such shares in payment of withholding and other taxes as may be provided under Section 15.

d.The Administrator may require reasonable advance notice of exercise of a Nonqualified Stock Option, normally not to exceed three calendar days, and may condition exercise of such Option upon the availability of an effective registration statement or exemption from registration under applicable federal and state securities laws relating to the Stock being issued upon exercise.

e.Under no circumstances may the Administrator make or approve “reload” grants of Nonqualified Stock Options under the Plan; that is, the Administrator may not grant one or more Nonqualified Stock Options to any Participant under the Plan if the timing of such grant or the number of shares of Stock subject thereto is contingent upon or related to the coincident exercise by the Participant in a stock-for-stock exercise of one or more outstanding stock options previously granted to the Participant under this Plan or any other stock plans of the Company or any predecessor or successor of the Company. In addition, the Administrator may not, without the approval of the Company’s shareholders, “reprice” any Nonqualified Stock Options previously granted under the Plan to a lower exercise price, or cancel any such outstanding Nonqualified Stock Options and, incident to such cancellation, regrant to the former holders thereof new Options relating to the same or a similar number of shares at a lower Exercise Price, regardless of any negative developments in the market price of the Stock since the Date of Grant of such cancelled Options.

Section 10. Restricted Stock and Restricted Stock Units
a.Awards authorized under the Plan include Restricted Stock. Restricted Stock consists of shares of Stock which, during a Period of Restriction specified by the Administrator upon grant, shall be subject to (i) restriction on sale or other transfer by the Participant and (ii) forfeiture by the Participant to the Company upon a Termination Event relating to the Participant occurring prior to the end of such Period of Restriction (i.e., prior to vesting), in each case as further defined and described in this Plan and by the Administrator upon grant. Restricted Stock may be granted at a purchase price, if any, as determined by the Administrator and shall be payable by the Participant to the Company in cash or by any other means that the Administrator deems appropriate, including recognition of past service. The shares may be subject to withholding of a portion of such shares as payment of withholding and other taxes in accordance with Section 15.

b.Awards authorized under the Plan include Restricted Stock Units, consisting of rights to receive shares of Stock at some future date or dates following the completion of a Period of Restriction for such units (i.e., the vesting of such units). Upon grant of Restricted Stock Units, the Administrator will specify both the vesting date(s) and the ultimate delivery date(s) for the units and shares subject thereto. Normally there will be a significant lapse of time between the vesting dates and the delivery dates. During the Period of

Restriction between the Date of Grant of Restricted Stock Units and the vesting of the units, the units shall be subject to (i) restriction upon sale or other transfer by the Participant, and (ii) forfeiture by the Participant to the Company upon a Termination Event relating to the Participant occurring prior to the end of such Period of Restriction (i.e., prior to vesting), in each case as further defined and described in the Plan and by the Administrator upon grant. Following expiration of the Period of Restriction for Restricted Stock Units, the units shall no longer be forfeitable by the holder thereof but may be subject to restrictions on transfer prior to the delivery of the shares subject thereto, if and to the extent specified by the Administrator upon grant. The shares subject to vested Restricted Stock Units shall be issued by the Company to and in the name of the Participant or the beneficiaries of the Participant on the delivery date or dates specified in the Award, and on such date or dates stock certificates representing such shares shall be delivered to such Participant or beneficiaries, unless the shares are issued in electronic form or book-entry credit. The shares, when issued, may be subject to withholding of a portion of such shares as payment of withholding and other taxes in accordance with Section 15.

c.Except as otherwise provided below, the minimum Period of Restriction for Restricted Stock or Restricted Stock Units shall be such that (i) the Period of Restriction shall not end with respect to any portion of the shares subject to the Award prior to the first anniversary of the Date of Grant, (ii) the Period of Restriction shall not end with respect to more than one-third of the shares subject to the Award prior to the second anniversary of the Date of Grant, and (iii) the Period of Restriction shall not end with respect to more than two-thirds of the shares subject to the Award prior to the third anniversary of the Date of Grant; provided that the Administrator may grant Awards of Restricted Stock or Restricted Stock Units having Periods of Restriction with vesting schedules shorter than the foregoing vesting schedule for an aggregate number of shares not exceeding five percent (5%) of the maximum number of shares authorized for issuance under Section 5 of the Plan. The Administrator may provide upon grant of an Award of Restricted Stock or Restricted Stock Units that different numbers or portions of the shares subject to the Award shall have different Periods of Restriction. The Administrator also may provide at any time that the Period of Restriction for an Award of Restricted Stock or Restricted Stock Units is or will be foreshortened, and the removal of the restrictions on such Award accordingly shall be accelerated, upon the occurrence of such extraordinary event or events as the Administrator may specify, including the death, Disability or Retirement of the Participant, or a Change of Control, or any other nonrecurring significant event affecting the Company, the Participant or the Plan, and provided further that, in appropriate circumstances, the Administrator may determine after the death of a Participant holding Restricted Stock or Restricted Stock Units at the date of death that the Period of Restriction for such Awards will be deemed to have expired, and that such Awards will be deemed to have vested, immediately prior to the Participant’s death. The Administrator also may establish, upon grant of an Award of Restricted Stock or Restricted Stock Units, that some or all of the shares subject thereto shall be subject to additional restrictions upon transfer or sale by the Participant (although not subject to forfeiture) after completion of the Period of Restriction (i.e., after vesting of the Award).

d.Unless the Administrator shall provide otherwise upon grant, any Participant receiving an Award of Restricted Stock or Restricted Stock Units under the Plan shall be entitled to receive, with respect to the shares of Stock subject to such Award, all cash dividends and distributions (or payments in cash equivalent to such dividends or distributions) as may be declared and paid by the Company on shares of Stock from and after the Date of Grant and throughout the Period of Restriction provided, solely in the case of shares of Stock subject to an Award of Restricted Stock Units, that the Participant is employed on the dividend payment date), the Participant is employed on the dividend payment date, and no Participant shall be required to return or repay to the Company any such dividends or distributions or equivalent cash payments in the event of subsequent forfeiture by the Participant of such Award.

e.Unless the Administrator shall provide otherwise upon grant, any Participant receiving an Award of Restricted Stock under the Plan shall be entitled to vote all shares subject to such Award from and after the Date of Grant and throughout the Period of Restriction. No voting rights will attach to any Award of Restricted Stock Units or the shares subject thereto, unless and until delivery of such shares to the Participant or the beneficiaries of the Participant.

f.Pending expiration of the Period of Restriction for an Award of Restricted Stock, all shares subject to such Award shall be held in certificated or book entry form by the Company or its stock transfer agent, in such name and subject to such procedures as the Company deems reasonable. Upon expiration of the Period of Restriction for any such Award, stock certificates representing the shares subject thereto shall be delivered to the Participant or to the beneficiaries of the Participant, unless the shares are issued in book-entry form.

Section 11. Performance Units and Performance Shares
a.Awards authorized under the Plan include Performance Awards, which may consist of Performance Units or Performance Shares. The Administrator will have complete discretion in determining the number of Performance Awards, if any, that may be granted to an eligible Participant, whether such Awards, if granted, will be Performance Units or Performance Shares, and the terms and conditions applicable to each such Performance Award. The right of any holder of an Award ultimately to receive payment of some or all of the benefits specified under the Award will depend upon (i) the satisfaction of certain Company or individual performance goals (the “Performance Goals”) over a certain period of time (the “Performance Period”), each as further discussed in paragraph (d) below, and (ii) the holder’s continuing employment or service with the Company, as further discussed in paragraph (e), below. Performance Awards, if ultimately determined to be payable, shall be payable in the form of cash or shares of Stock, or combination thereof, as provided in paragraphs (b) and (c), below.

b.Any Award of Performance Units granted under the Plan will have an initial dollar value ascribed to each Performance Unit subject thereto, which dollar value will be established by the Administrator on or before the Date of Grant. To the extent that such Award is ultimately determined to be payable to the holder thereof, each Performance Unit (or fraction thereof) thus payable will have the same dollar value as the dollar value per Performance Unit originally established, without interest. Payment of the dollar amount thus determined to be payable to the holder shall be made on or as soon as practicable after the date of such determination. Payments may be in the form of cash, shares of Stock (valued at the Fair Market Value of the Stock on the date of determination), or some combination thereof, as established in each case by the Administrator upon grant of the Award, or, if the Administrator shall so provide upon grant, as the holder of the Award may designate, by written election made on or prior to the date of determination of payment.

c.Any Award of Performance Shares granted under the Plan will relate to a specific number of shares of Stock. To the extent such Award is ultimately determined to be payable to the holder thereof, the value of amount thus payable will be either (i) the aggregate dollar value of the number of Performance Shares payable to the holder, based on the Fair Market Value of the Stock on the date of such determination, or (ii) the product of (A) the number of Performance Shares payable to the holder, multiplied by (B) the difference between the Fair Market Value of the Stock on the date of such determination and the Fair Market Value of the Stock on the Date of Grant (i.e., the “spread”). Payment of the dollar amount thus determined to be payable to the holder shall be made on or as soon as practicable after the date of such determination. Payments may be in the form of cash, shares of Stock (valued at the Fair Market Value of the Stock on the date of determination), or some combination thereof, as established in each case by the Administrator upon grant of the Award, or, if the Administrator shall so provide upon grant, as the holder may designate by written election made on or prior to the date of determination.

d.In connection with the grant of each Performance Award, the Administrator will set the performance period and the performance objectives in its sole discretion which, depending on the extent to which they are met, will determine that portion of the Performance Award, if any, that ultimately will be payable to the holder of the Award. The Administrator will also determine for each such Award the Performance Period. Each Performance Award will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, compliance with applicable federal or state securities laws, or any other basis determined by the Administrator in its sole discretion.

e.In order to be entitled to receive payment of a Performance Award, in addition to the Performance Goals having been met, the holder of the Award must continue in the employment or service of the Company and its Subsidiaries for a specified period of time established in connection with the grant (the “Service Period”), which generally will not be less than the Performance Period but may extend beyond the Performance Period. The Award will not be deemed to be vested until expiration of the Service Period and if the holder’s employment or service with the Company and its Subsidiaries terminates before expiration of the Service Period the Award will be forfeited. Notwithstanding the foregoing, the Administrator may determine, in connection with any grant of a Performance Award, that in the event the employment or service of the holder with the Company or its Subsidiaries should terminate before expiration of the Service Period, the vesting of such Award may be accelerated at the discretion of the Administrator, at such time, and payment of an amount thereunder to the holder may be permitted, if under the particular circumstances of such early termination the Administrator determines that such acceleration is justified, as being in the best interests of the Company and its shareholders.

f.After the grant of a Performance Award, the Administrator, in its sole discretion, may alter, reduce or, in exceptional circumstances, waive any Performance Goals for such Performance Award, where such is deemed to be in the best interests of the Company and its shareholders.

g.The holder of a Performance Award shall not have the right to vote or to receive any dividends or distributions with respect to any shares of Stock underlying the Award until some or all the Shares subject thereto or payable as a result thereof are issued and paid to the holder. To the extent that any Participant holds any rights by virtue of a Performance Award, such rights shall be no greater than the rights of an unsecured general creditor of the Company. Payment of a performance award may be subject to withholding and other taxes.

Section 12. Award Agreements
As soon as practicable after the grant of an Award, the Company shall notify the Participant of the grant, and thereafter shall hand deliver or mail to the Participant an agreement or document relating to such Award (“Award Agreement”), duly executed by and on behalf of the Company. At the election of the Company, an Award Agreement may be in electronic form, and may be delivered by email.

Section 13. Adjustment Provisions
a.If the Company shall at any time change the number of issued shares of Stock without new consideration to the Company, as, for example, in connection with stock dividends, stock splits, certain recapitalizations or mergers, or similar transactions, the total number of shares reserved for issuance under the Plan and reserved for issuance on the books of the Company relating to the Plan shall be adjusted and the number of shares (and, in the case of Options, the Exercise Price) covered by each outstanding Award shall be adjusted, so that the aggregate consideration payable to the Company upon exercise of such Award, if any, and the value of each such Award to the holder thereof shall remain the same as prior to such change. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Stock resulting from any business combination transaction, such as a merger of the Company into any other entity or the sale of all or substantially all of the assets of the Company to any other entity, or any issuance of stock rights or warrants by the Company, or any similar occurrence.

b.Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved for issuance hereunder, the Board may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as it may deem appropriate.

Section 14. Transfers of Awards
a.Except as otherwise provided in this Section 14, any Award granted under the Plan to a Participant shall not be transferable by the Participant during the life of the Participant, and upon the death of the Participant, the rights of the Participant under the Award, if not then extinguished, shall pass as provided under Section 14(c) below.

b.Notwithstanding the provisions of Section 14(a) and subject to any restrictions or prohibitions under applicable law and other restrictions and conditions as may be established from time to time by the Administrator, the Administrator may determine that any Award or portion thereof granted under the Plan to a Participant may be transferred by the Participant prior to the vesting thereof or, if an Option, prior to the exercise thereof, or, if Restricted Stock Units or a Performance Award, prior to delivery of the shares subject thereto or the payment thereof, under such terms and conditions and to such person or persons ("Permitted Transferees") as it deems appropriate and in the best interest of the Company. The Administrator may specify the procedures applicable to any such permitted transfer, including placing restrictions and limitations on transferred Awards that are not applicable to Awards not transferred, and requiring Permitted Transferees to enter into Award Agreements reflecting such restrictions and limitations.

c.In the event of the death of a Participant or a Permitted Transferee holding an unexercised Option, exercise of the Option may be made only by the executor or administrator of the estate of the holder or the person or persons to whom the deceased holder's rights under the Option shall pass pursuant to an effective beneficiary designation as provided in Section 19(a), by will or similar instrument, or by the laws of descent and distribution, and such exercise may be made only to the extent that the deceased holder was entitled to exercise such Option at the date of death.
Section 15. Taxes
The Company shall be entitled to withhold, and shall withhold, the minimum amount of any federal, state or local tax attributable to any Award granted or previously granted under the Plan (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance), whether upon exercise of a Nonqualified Stock Option, expiration or termination of a Period of Restriction for Restricted Stock, delivery of shares subject to a Restricted Stock Unit, payment of an award in cash or shares of Stock, or a combination thereof, pursuant to a Performance Award, or the occurrence of any other Taxable Event, after giving notice to the Participant affected by such tax withholding as far in advance of the Taxable Event as practicable. In any such case in which repayment or indemnification of such amount by or on behalf of the Participant is required, the Company may defer making delivery as to any Award until such repayment or indemnification is completed. Such withholding obligation of the Company may be satisfied by any reasonable method, including, if the Administrator so provides, by reducing the number of shares otherwise deliverable to or on behalf of the Participant on such Taxable Event by a number of shares having a fair market value on the date of such Taxable Event equal to the amount of such withholding obligation.

Section 16. No Right to Continued Service
A Participant’s right, if any, to continue to serve the Company or any Subsidiary in any capacity, including as a director, officer, employee, agent, consultant or otherwise, shall not be enhanced or otherwise affected by the designation of such person as a Participant under the Plan.

Section 17. Amendment and Termination
The Board may amend the Plan at any time, provided that if any such amendment must also be approved by the shareholders of the Company in order to become effective under applicable laws and regulations (including the listing requirements of any securities exchange on which the Stock is listed for trading and applicable provisions of the Code relating to incentive stock options), such amendment shall not be effective unless and until thus approved by the shareholders. The Board may terminate the Plan at any time, in its sole discretion for any reason or no reason. No amendment or termination of the Plan shall reduce the value of any outstanding Award previously granted under the Plan to a Participant, or change the terms and conditions thereof in any manner adverse to the interests of the Participant, without the Participant’s consent. In the event that any Awards that may be granted under the Plan would qualify under present or future laws for tax treatment that is beneficial to the Participants receiving such Awards and not detrimental to the Company, such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator and to the extent that any such Awards would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant Awards that so qualify (including the authority to grant, simultaneously or otherwise, Awards that do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Awards under the Plan.

Section 18. Change of Control
In order to preserve a Participant’s rights under an Award in the event of an anticipated Change of Control of the Company, the Administrator in its sole discretion may, at the time any Award is made or at any time thereafter, take one or more of the following actions, with respect to any group of Participants: (i) provide for the acceleration of vesting or payment for any time period relating to the realization of any such Award, (ii) provide for the purchase of any such Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable, vested or payable, (iii) adjust the terms of any such Award in a manner determined by the Administrator to reflect the Change of Control, (iv) cause any such Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provisions as the Administrator may consider equitable and in the best interests of the Company.

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: ANDREW J. WISE
250 GLEN STREET
GLENS FALLS, NY 12801

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AROW2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69127-P66827

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following **four (4) persons as Class C directors for a term of three (3) years**, each to serve until his or her successors have been duly elected and qualified:	☐	☐	☐

01) Tenée R. Cassaccio
02) Gary C. Dake
03) Thomas L. Hoy
04) Colin L. Read, PhD

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, a resolution relating to the 2021 compensation for our named executive officers (i.e., the "Say on Pay" vote).	☐	☐	☐
3. Approval of the Arrow Financial Corporation 2022 Long Term Incentive Plan.	☐	☐	☐
4. To ratify the appointment of the independent registered public accounting firm **KPMG LLP** as the Company's independent auditor for the fiscal year ending December 31, 2022.	☐	☐	☐

5. To transact such other business as may properly come before the 2022 Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Section 19. Miscellaneous Provisions
a.Naming of Beneficiaries. In connection with an Award, the Participant receiving such Award may name one or more beneficiaries to receive the Award and benefits thereunder, to the extent permissible pursuant to the various provisions of the Plan, in the event of the death of the Participant.

b.Successors. All obligations of the Company in connection with the Plan and Awards issued hereunder shall be binding on any successor to the Company.

c.Governing Law and Venue. The provisions of the Plan and all Award Agreements under the Plan shall be construed in accordance with, and governed by, the laws of the State of New York without reference to applicable conflict of laws provisions, except insofar as such provisions may be expressly made subject to the laws of any other state or federal law. With respect to any and all disputes arising under or in connection with this Plan and all Award Agreements, the Company and each Participant consent to the exclusive jurisdiction of the state courts in Warren County, New York or the United States District Court for the Northern District of New York and agree that any action between them will be brought solely in such courts, and each of the Company and each Participant waives any objection it may have based upon jurisdiction, venue or forum non conveniens.

d.Severability. The invalidity or unenforceability of any provision of the Plan or any Award shall not affect the validity or enforceability of any other provision of the Plan or Award, and each provision of the Plan or Award shall be severable and enforceable to the extent permitted by law.

e.Compliance with Section 409A of the Code. If any Award under this Plan would be considered “deferred compensation” as defined under Section 409A of the Code, the Board reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Section 409A. Any amendment by the Board or its designee to the Plan or an Award Agreement pursuant to this Section 19(d) shall maintain, to the extent practicable, the original intent of the applicable provision without violating Section 409A. A Participant’s acceptance of any Award under the Plan constitutes acknowledgment and consent to such rights of the Board or its designee, without further consideration or action. Any discretionary authority retained by the Board or the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an Award which is determined to constitute such “deferred compensation,” if such discretionary authority would contravene Section 409A
.
f.No Liability; Indemnification. No Indemnified Person shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award. To the fullest extent permitted by applicable law, as in effect from time to time, each Indemnified Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Indemnified Person in connection with or resulting from any claim, action, suit or proceeding to which the Indemnified Person may be a party or in which the Indemnified Person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by the Indemnified Person in settlement thereof, with the Company’s approval, or paid by the Indemnified Person in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided the Indemnified Person shall give the Company an opportunity, at its own expense, to handle, and defend the same before the Indemnified Person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnified Persons may be entitled under the Company’s certificate of incorporation or policies, by separate agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 20. Shareholder Approval
The Plan, in order to become and remain effective, must be approved by the shareholders of the Company if and to the extent required under applicable law and regulation, including but not limited to listing requirements of any securities exchange on which the Stock is listed for trading and applicable provisions of the Code relating to incentive stock options. If the Plan is not approved by the shareholders as set forth in the previous sentence, the Original Plan shall continue in effect in accordance with its terms.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D69128-P66827

ARROW FINANCIAL CORPORATION
Annual Meeting of Shareholders
May 4, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) David Kaiser and Andrew Wise, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/AROW2022, at 10:00 a.m. EDT on Wednesday, May 4, 2022, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Proposal 1 and (b) "FOR" Proposals 2, 3 and 4**. This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Continued and to be signed on reverse side